Exhibit 1.5

Taiwan Liposome Company, LTD.

Handbook for the First

Extraordinary General Meeting of 2021 (Translation)

Date: August 20, 2021

Venue: 7F, No. 3, Yuanqu St., Nangang Dist., Taipei City

Taiwan Liposome Company, Ltd. (the “Company”)

Handbook for the First Extraordinary General Meeting of 2021 (the Handbook”)

Note : 2021 first Extraordinary General meeting Minutes will be available on TLC’s website (https://www.tlcbio.com/en-global) within 20 days after the Meeting.

I. Meeting Procedures

Taiwan Liposome Company, LTD.

Meeting Procedures for the First

Extraordinary General Meeting of 2021

I Call the Meeting to Order
II Chairperson Remarks III Reports IV Discussions V Ad Hoc Motions VI Adjournment

1.	We urge the shareholders to exercise their votes via the e-voting platform at https://www.stockvote.com.tw/ due to the COVID-19 epidemic.

2.

If the shareholder would like to attend this meeting in person, please bring your own mask and wear it throughout the entire meeting. In addition, please bear with us as we take your body temperature. Any individuals who do not wear a mask, or have a fever of 37.5 degrees Celsius (forehead temperature) or 38 degrees Celsius (ear temperature) after the second continuous measurement of the body temperature, are prohibited from entering the meeting of shareholders.

3.	In the event that the venue of this shareholders meeting is changed as a result of the epidemic, the relevant information will be provided on the MOPS website.

II. Meeting Agenda

Taiwan Liposome Company, Ltd.

Meeting Agenda for the First Extraordinary General Meeting of 2021

I. Date and Time: August 20, 2021 (Friday) at 9:00 a.m.

II.   Venue: 7F, No. 3, Yuanqu St., Nangang Dist., Taipei City (Meeting room)

III.	The meeting is called to order (announcement of the number of shares represented by shareholders who are present at the meeting)

IV. Chairperson remarks

V. Items for Reporting

Item No. 1:	Amendments to the Company’s 2020 and 2018 employee stock option grant and subscription plans.

Item No. 2:	Report of special committee for merger and acquisition.

VI.Items for Discussion

Item No. 1:	To approve share swap with Woods Investment Company, Ltd. and application for termination of TPEx trading according to the Business Mergers and Acquisitions Act.
(Proposed by the Board of Directors)

Item No. 2:	To approve to cease the Company’s status as a public company.
(Proposed by the Board of Directors)

Item No. 3:	To approve amendments to the Company’s article of incorporation.
(Proposed by the Board of Directors)

VII.Ad Hoc Motions

VIII. Adjournment

III. Items for Reporting

Item No. 1:	Amendments to the Company’s 2020 and 2018 employee stock option grant and subscription plans.

Explanation:

1.	In order to meet the Company’s operational need, it is proposed to amend the Company’s 2020 and 2018 employee stock option grant and subscription plans.

2.	The comparison tables for the amendments to the Company’s 2020 and 2018 employee stock option grant and subscription plans can be found on pages 7 to 8 of this Handbook under Exhibit 1[1].

Item No. 2:	Report of special committee for merger and acquisition.

Explanation:

Pursuant to Article 6 of the Business Mergers and Acquisitions Act, Articles 2 and 6 of the Regulations Governing the Establishment and Related Matters of Special Committee of Public Companies for Merger/Consolidation and Acquisition and Articles 4 and 6 of the Company’s Charter for the Special Committee for Merger and Acquisition, the audit committee of the Company acted as the special committee for merger and acquisition of the Company and performed their duty fairly and reasonably to deliberate the Share Swap transaction between Woods Investment Company, Ltd and the Company. The outcome of deliberation can be found on pages 9 to 10 of this Handbook under Exhibit 2.

IV. Items for Discussion

Item No. 1:	To approve share swap with Woods Investment Company, Ltd. and application for termination of TPEx trading according to the Business Mergers and Acquisitions Act. (Proposed by the Board of Directors)

Explanation:

1.

In order to facilitate the long term development of the Company, to realize the shareholders’ investment and utilize the efficiency and scale of foreign public offerings, so as to elevate operation efficacy, the Company and Woods Investment Company, Ltd. (“Woods”) intend to conduct share swap according to the Business Mergers and Acquisitions Act (“MAA”) and the relevant Taiwan laws and regulations pursuant to which, Woods will acquire 100% of the shares of the Company (the “Share Swap”).

[1]	All page numbers refer to the page numbers in the Chinese version of the Handbook.

The price per share of the Company is NT$100 (“Share Swap Consideration”). The Share Swap Consideration includes series B special shares of Woods and cash, which will be paid based on the qualification of the shareholders. In the case of the consideration in the form of series B shares, the issuance price of series B special shares is NT$100, so the share swap ratio would be 1 common share of the Company for 1 series B special share of Woods.

2.	Woods will acquire 100% of the Company’s shares after the Share Swap, and the Company will become the wholly-owned subsidiary of Woods.

3.

The Board Of Directors at the board meeting of the Company held on 5 July 2021 (the “Board Meeting”) resolved to sign the “Share Swap Agreement” and the Board of Directors at the board meeting of the Company held on 4 August 2021 resolved to sign the first amendment to the Share Swap Agreement (collectively “Share Swap Agreement”). Please refer to pages 11 to 53 of this Handbook under Exhibit 3 for an English translation of the Share Swap Agreement. The opinions from independent experts have been presented to support the fairness of the consideration of Share Swap. Please refer to pages 54 to 70 of this Handbook under Exhibit 4.

4.

Pursuant to paragraph 3 of Article 5 of the MAA, in the event of a merger and acquisition transaction, where a director has conflict of interest in such transaction, the director shall explain to the Board Of Directors and shareholders’ meeting in respect of such conflict of interest and reasons for or against the transaction. For director’s explanation for his or her conflict of interests with respect to the Share Swap:

(1) Yuhua Lin is the chairlady of Chang Shyang Enterprise CO., LTD. which is the corporate director of the Company. She has subscribed to1,000,000 series A-1 special shares of Woods, and signed the securities purchase agreement with PAG Growth Lynx Holding (BVI) Limited (“PAG”) as well, to pledge the aforesaid shares to PAG for the repayment of the exchangeable note. Yuhua Lin or Chang Shyang Enterprise CO., LTD. will operate business of Woods; therefore, Chang Shyang Enterprise CO., LTD. and its representative excused themselves from the board meeting with respect to the Share Swap.

(2) Tom Chen’s second-degree kinship Leemei Chen, has subscribed to 2,520,000 series A-2 special shares of Woods. Therefore, Tom Chen, the independent director excused himself from the audit committee meeting and Board Meeting with respect to the Share Swap.

(3) The Chairman of the Company, Keelung Hong and the director of the Company, Moun-Rong Lin, already signed the Letter of Intent (“LOI”) and agreed to participate in the restructuring plan of the Woods after completion of the Share Swap transaction. The LOI is in the same form and substance with the other letters of intent signed by other shareholders of the Company, and did not give privilege to the Chairman and the director; therefore, the Chairman of the Company, Keelung Hong and the director of the Company, Moun-Rong Lin, did not excuse themselves from the Board Meeting with respect to the Share Swap. Considering the long term development of the Company and the interests of the shareholders, they voted to approve the Share Swap in the aforesaid meeting.

5.

After Share Swap, Woods will conduct a restructuring with a newly incorporated Cayman entity, TLC BioSciences Corp. After such restructuring, Woods will become the wholly-owned subsidiary of TLC BioSciences Corp. Holders of series B special shares of Woods may, by ten days before the maturity date of series B special shares, apply to convert series B special shares of Woods into common shares of Woods at the ratio of 1:1 and participate in the restructuring of Woods by submitting documents prescribed by Woods including the necessary approval of the regulatory authority if required. Series B special shares not converted will be automatically redeemed on the maturity date. The sources of funds of Woods with respect to its redemption of its series B special shares are: (1) cash capital increase by issuing series A special shares; and (2) loan from TLC BioSciences Corp. The source of funds of the loan provided by TLC BioSciences Corp. is from the sale of the exchangeable note to PAG.

6.	Please refer to Exhibit 3 of this Handbook and the main terms of Series B special shares issued by Woods are summarized below:

(1) Series B special shares will be matured after one(1) month starting from the date of issuance. Unless otherwise repurchased and cancelled by the company, or converted into common shares of the company, the series B special shares shall be redeemed by the company at the issue price without consent from the holders of the series B special shares.

(2) The holders of Series B Special Shares are not eligible for stock interest, but are eligible for distributions of cash out of earnings and the capital reserve.

(3) Series B special shares do not have voting right, and shareholders of Series B special shares have no rights to be elected as directors and supervisors.

(4) From the issuance date of series B special shares to ten (10) days before the maturity date (exclusive of the maturity date), the shareholders of series B special shares may inform Woods to convert all or part of series B special shares into common shares at the ratio of 1:1 at any time.

(5) After submission of the conversion application by the shareholders of series B special shares, the record date of conversion shall be determined by the board of Woods.

After conversion, the rights and obligations of the shareholder of series B special shares are the same as the shareholder of common shares.

(6) In the event of issuance of new shares upon capital increase by Woods, the shareholders of series B special shares and common shares have the same preemptive right.(7) If Woods is dissolved or liquidated, the shareholders of series B special shares shall rank pari passu with shareholders of common shares in the distribution of the remaining assets, but shall be junior to the creditors of Woods, and the shareholders of series A special shares.

7.

For the procedures of converting series B special shares into common shares of Woods, and the organizational restructuring of Woods, please refer to “Q&A of Share Swap and the Restructuring” published at TLC website.

8.

Please read carefully the Q&A before you choose to convert series B special shares into common shares. This Q&A may be updated from time to time, and Woods will send an offer document that would give all registered shareholders of the series B special shares (including ADS depositary) the opportunity to convert the series B special shares into common shares of Woods.

9.

Upon the approval for the Share Swap by the Company’s shareholders’ meeting, the Company proposes to apply for delisting from TPEx and apply for cessation of public company status with the FSC. With respect to the ADS listed on NASDAQ, the Company will apply for delisting of the ADS from NASDAQ. The Company anticipates that the completion date of the Share Swap, the termination date of TPEx-listing, the cessation of the Company’s public company status in Taiwan and the delisting date of ADS from NASDAQ will be the same date.

10.	Please refer to the report item No.2 for the review result of the special committee pursuant to paragraph 1 of Article 6 of the MAA.

11.

Pursuant to the Share Swap Agreement, the tentative completion date for the Share Swap is October 8, 2021. However, if either party to the Share Swap Agreement fails to obtain the requisite approval from the competent authorities, complete the requisite reporting procedure and obtain requisite corporate approvals (including board of directors and/or shareholders’ meeting approvals) or satisfy the closing conditions in the Share Swap Agreement, it is proposed to authorize the independent director, May Kang to change the completion date together with Woods and to make public announcement.

12.

It is proposed to authorize the independent director, May Kang or her designee(s) may individually or jointly, for and on behalf of the Company, to take any action(s) with respect to the Share Swap, including but not limited to, filing and submitting application or report to the competent authorities, and handle such matters pursuant to the most updated laws and regulations and administrative guidelines.

Resolution:

Item No. 2:	To approve cease the Company’s status as a public company.

(Proposed by the Board of Directors)

Explanation:

1.

After consummation of Share Swap, the Company will be wholly-owned subsidiary of Woods. It is proposed, before the closing date of Share Swap, to submit the application to FSC for cessation of public company status pursuant to paragraph 1 of Article 156-2 of the Company Act upon the approval of the approval for the Share Swap by shareholders’ meeting.

2.	It is proposed that the Chairman of the Board of Directors and /or its designated person to be authorized to determine the relevant matters after approval of shareholders’ meeting.

Resolution:

Item No. 3:	To approve amendments to the Company’s article of incorporation. (Proposed by the Board of Directors)

Explanation:

1.

After consummation of Share Swap, the company will become a wholly-owned subsidiary of Woods and will be no longer a public company in Taiwan. To meet actual operational needs, it is proposed to amend the articles of incorporation of the company.

2.	The comparison table of articles of incorporation of the company can be found on pages 71 to 74 of this Handbook under Exhibit 5.

Resolution:

V. Ad Hoc Motions

VI. Adjournment

Exhibit 1

VII. Exhibits

Taiwan Liposome Company, Ltd.

Comparison Table for 2020 employee stock option grant and subscription plan

Article Number	Before Amendment		After Amendment		Explanation
Article 5

1.Exercise price: The exercise price shall be the closing price of common share of the Company as of the issue date. The exercise price shall be the par value of one common share if the closing price is lower than the par value of the share as of the issue date.

2. Exercise period:

A.The term of the options is 5 years. Upon its expiration, any unexercised option shall be deemed waived, and the option holder will not be allowed to claim his/her option rights.

B.The options shall not be transferred, pledged, given as gifts or otherwise disposed of. However, these restrictions shall not apply when an option holder passes away; in such case,the decedent’s legal heirs shall be entitled to inherit the options.

C.The options shall become exercisable pursuant to the vesting schedule and the percentages set forth below from the date following the second anniversary of the option grant date.

1.Exercise price: The exercise price shall be the closing price of common share of the Company as of the issue date. The exercise price shall be the par value of one common share if the closing price is lower than the par value of the share as of the issue date.

2.Exercise period:

A.The term of the options is 5 years. Upon its expiration, any unexercised option shall be deemed waived, and the option holder will not be allowed to claim his/her option rights.

B.The options shall not be transferred, pledged, given as gifts or otherwise disposed of. However, these restrictions shall not apply when an option holder passes away; in such case,the decedent’s legal heirs shall be entitled to inherit the options.

C.The options shall become exercisable pursuant to the vesting schedule and the percentages set forth below from the date following the second anniversary of the

option grant date.

In order to meet the Company’s operational need.

	Vesting Schedule of Employee Stock Options	Accumulated Percentage of Vested Options	Vesting Employee Stock Options Schedule of	Accumulated Percentage of Vested Options

Article Number	Before Amendment		After Amendment		Explanation
	The date following the second anniversary of the grant date (i.e. from the third year)	50%	The date following the second anniversary of the grant date (i.e. from the third year)	50%

	During the 24-month period starting from the date following the second anniversary of the grant date	The accumulated percentage of vested options shall increase by 1/48 each month	During the 24-month period starting from the date following the second anniversary of the grant date	The accumulated percentage of vested options shall increase by 1/48 each month

	The date following the fourth anniversary of the grant date (i.e. from the fifth year)	100%	The date following the fourth anniversary of the grant date (i.e. from the fifth year)	100%
	(omitted)

In the event of any merger, acquisition, share swap or other event that would result in a change of control of the Company (collectively, the “Change of Control Transaction”) before the expiration of the stock option, any granted but unvested stock options under the plan will become fully vested and are not subject to the aforementioned vesting schedule. The term for early exercise of stock option is subject to the approval of the Board of Directors.

(omitted)

Taiwan Liposome Company, Ltd.

Comparison Table for 2018 employee stock option grant and subscription plan

Article Number	Before Amendment		After Amendment		Explanation
Article 5

1.Exercise price: The exercise price shall be the closing price of common share of the Company as of the issue date. The exercise price shall be the par value of one common share if the closing price is lower than the par value of the share as of the issue date.

2. Exercise period:

A.The term of the options is 5 years. Upon its expiration, any unexercised option shall be deemed waived, and the option holder will not be allowed to claim his/her option rights.

B.The options shall not be transferred, pledged, given as gifts or otherwise disposed of. However, these restrictions shall not apply when an option holder passes away; in such case,the decedent’s legal heirs shall be entitled to inherit the options.

C.The options shall become exercisable pursuant to the vesting schedule and the percentages set forth below from the date following the second anniversary of the option grant date.

1.Exercise price: The exercise price shall be the closing price of common share of the Company as of the issue date. The exercise price shall be the par value of one common share if the closing price is lower than the par value of the share as of the issue date.

2.Exercise period:

A.The term of the options is 5 years. Upon its expiration, any unexercised option shall be deemed waived, and the option holder will not be allowed to claim his/her option rights.

B.The options shall not be transferred, pledged, given as gifts or otherwise disposed of. However, these restrictions shall not apply when an option holder passes away; in such case,the decedent’s legal heirs shall be entitled to inherit the options.

C.The options shall become exercisable pursuant to the vesting schedule and the percentages set forth below from the date following the second anniversary of the option grant date.

In order to meet the Company’s operational need.

	Vesting Schedule of Employee Stock Options	Accumulated Percentage of Vested Options	Vesting Schedule of Employee Stock Options	Accumulated Percentage of Vested Options

Article Number	Before Amendment		After Amendment		Explanation
	The date following the second anniversary of the grant date (i.e. from the third year)	50%	The date following the second anniversary of the grant date (i.e. from the third year)	50%

	During the 24-month period starting from the date following the second anniversary of the grant date	The accumulated percentage of vested options shall increase by 1/48 each month	During the 24-month period starting from the date following the second anniversary of the grant date	The accumulated percentage of vested options shall increase by 1/48 each month

	The date following the fourth anniversary of the grant date (i.e. from the fifth year)	100%	The date following the fourth anniversary of the grant date (i.e. from the fifth year)	100%
	(omitted)

In the event of any merger, acquisition, share swap or other event that would result in a change of control of the Company (collectively, the “Change of Control Transaction”) before the expiration of the stock option, any granted but unvested stock options under the plan will become fully vested and are not subject to the aforementioned vesting schedule. The term for early exercise of stock option is subject to the approval of the Board of Directors.

Exhibit 2

Taiwan Liposome Company, Ltd.

The 11th Meeting of the 2nd Term Audit Committee

Meeting Minutes (Extract)

Time: 11:00 AM, Monday, July 5, 2021

Venue: 2F, No.3, Yuanqu Street, Nangang District, Taipei

Members present (4): May Kang, Tom Chen, Beatrice Liu, Horng-Dar Lin

Others (10):Legal Counsel : Jacqueline Fu Esq.,

Independent experts : Ji-Sheng Qiu(Crowe (TW) CPAs) , Jason Wang(EY) , Jessica(EY) , Angela Wu(EY)

Company : George Yeh, YL Tseng, Peter Huang, Carina Chen, Ahan Hung

Chairperson of the meeting: May Kang                Minutes taken by: Carina Chen

1. Reporting Items (Omitted)

2. Discussion items

(1) Pending issues from the previous meeting: Nil.

(2) Agenda items to be discussed at this meeting

Item 1:	To approve share swap with Woods Investment Company, Ltd. and application for termination of TPEx trading according to Business Mergers and Acquisitions Act.

Explanation:

1.

In order to facilitate the long term development of the Company, to realize the shareholders’ investment and the utilize the efficiency and scale of foreign public offering, so as to elevate operation efficacy, the company and Woods Investment Company, Ltd. (“Woods”) intend to conduct share swap according Business Mergers and Acquisitions Act (“MAA”) and the relevant Taiwan laws and regulations, Woods will issue series B special shares as consideration in exchange for 100% equity shares of the company according to (the “Share Swap”).

2.

Woods Investment Company, Ltd., a company limited by shares organized under the laws of Taiwan. The responsible person of Woods is George Yeh, who is concurrently the President of the Company. The main business item of Woods is investment. The sources of funds to redeem series B special shares are equity capital and loan. The former is contributed by the issuance of series A special shares of Woods, and the latter is loan from TLC BioSciences Corp. TLC BioSciences Corp. borrows from Teal Seal Holding Corp., which will issue exchangeable note to PAG Growth Lynx Holding (BVI) Limited (“PAG”).

3.

Pursuant to paragraph 3 of Article 5 of the MAA, in the event of a merger and acquisition transaction, where a director has conflict of interest in such transaction, the director shall explain to the board of directors and shareholders’ meeting in respect of such conflict of interest and reasons for or against the transaction. For director’s explanation for his or her conflict of interests with respect to the Share Swap:

Tom Chen’s second-degree kinship, Leemei Chen, will subscribe 2,520,000 series A-2 special shares of Woods. Therefore, Tom Chen, the independent director excused himself from the audit committee meeting and board meeting with respect to the Share Swap transaction.

4.

The share swap ratio for this Share Swap is 1 common share of the Company for 1 series B special share of Woods. The share swap ratio and consideration for the Share Swap is determined by reference to (1) recent stock market price of the Company’s shares; (2) the Company’s audited financing statement for the period ending December 31, 2021; and (3) opinion from independent experts, EY Transaction Advisory Corp and Crowe (TW) CPAs. Unless otherwise stipulated in the Share Swap Agreement or other agreement by both parties, neither the Company nor Woods is allowed to change or alter the aforementioned consideration and share swap ratio. In the event that any adjustment should be made pursuant to the Share Swap Agreement, then the consideration and share swap ratio will be adjusted by mutual consent of both parties pursuant to the relevant clauses in the Share Swap Agreement. There is no fractional share as a result of this Share Swap.

5.	Please refer to the Share Swap Agreement for the terms of Woods’ series B special shares.

6.

For the implementation of the Share Swap, Woods proposes to issue 87,138,564 series B special shares to the shareholders registered on the shareholders roster of the Company as of the completion date of the Share Swap at an issue price of NT$100 per share. The total amount of the issuance of series B special shares is approximately NT$8,713,856,400. In the event that the actual number of series B special shares to be issued by Woods requires adjustment, then the actual number of series B special shares to be issued for the Share Swap on the completion date of the Share Swap shall govern.

7.	It is proposed to authorize the independent director, May Kang, to execute, deliver, and to perform the obligations under the Share Swap Agreement on behalf of the Company.

8.

Pursuant to the Share Swap Agreement, the tentative completion date for the Share Swap is October 8, 2021. However, if either party to the Share Swap Agreement fails to obtain the requisite approval from the competent authorities, complete the requisite reporting procedure and obtain requisite corporate approvals (including board of directors and/or shareholders’ meeting approvals) or satisfy the closing conditions in the Share Swap Agreement, it is proposed to authorize the independent director, May Kang to change the completion date together with Woods and to make public announcement.

9.

In the event that any shareholder of the Company or Woods exercises the appraisal right with respect to the Share Swap, the Company and Woods will repurchase the shares held by such dissenting shareholder pursuant to applicable laws and regulations.

10.

Unless otherwise provided in the Share Swap Agreement, it is proposed to authorize the independent director, May Kang or her designee(s) may individually or jointly, for and on behalf of the Company, to take any action(s) with respect to the Share Swap, including but not limited to, filing and submitting application or report to the competent authorities, and handle such matters pursuant to the most updated laws and regulations and administrative guidelines.

Resolution:

Independent Director, Tom Chen explained his interests in this agenda item and was excused from the discussion and resolution of this agenda item pursuant to Article 11 of the Company’s Audit Committee Charter. The Committee, upon reviewing the fairness opinion by independent experts, considered that the issue price of NT$100 per share falls within the range suggested by the independent experts and considered it reasonable. After reviewing the Share Swap Agreement, the Committee was of the opinion that the Share Swap Agreement is prepared pursuant to applicable laws and regulations and the terms and conditions provided therein are fair and reasonable. The Committee unanimously approved this agenda as proposed.

(Omitted)

Exhibit 3

Translation for Reference only

Share Swap Agreement

This share swap agreement (the “Agreement”) is entered into by and between Woods Investment Company, Ltd., a company limited by shares incorporated pursuant to the laws of the Republic of China with the unified business number of 90829607 (“Party A”) and Taiwan Liposome Co., Ltd., a company limited by shares incorporated pursuant to the laws of the Republic of China with the unified business number of 16176150 (“Party B”, Party A and Party B are collectively referred to as the “Parties” and each, a “Party”) on July 5, 2021 (the “Signing Date”).

RECITALS

WHEREAS, Party B specializes in the research, development and commercialization of lipid-assembled drug delivery platforms, focusing on the development of special generic drugs and new drugs, and its shares are listed on TPEx (symbol: 4152). Party B’s American depositary shares are listed on NASDAQ (symbol: TLC) and each American depositary share represent 2 shares of Party B’s common shares.

WHEREAS, Party A is an investment company and does not hold any share in Party B.

WHEREAS, Party A intends to implement a 100% share swap with Party B pursuant to Article 29 of the M&A Act, the Company Act and other applicable laws and regulations, whereby Party A will acquire 100% of the issued and outstanding shares of Party B for consideration in the form of the Series B Special Shares to be issued by Party A (the “Share Swap”). After the completion of the Share Swap, Party A will own all issued and outstanding shares of Party B, and the TPEx trading status of Party B’s shares will terminate and Party B will cease to have public company status.

WHEREAS, the director of Party A has approved the execution, delivery and performance of this Agreement and the consummation of this Share Swap by Party A. The audit committee and board of directors of Party B have approved the execution, delivery and performance of this Agreement and the consummation of this Share Swap by Party B.

The Parties agree as follows:

Section 1 Definitions and Interpretation

The following terms used in this Agreement have the meanings ascribed to them as follows:

“Share Swap” has the meaning ascribed to it in the recitals.

“Agreement” has the meaning ascribed to it in the introductory paragraph.

“Consideration” has the meaning ascribed to it in Section 3.1 of this Agreement.

“Series B Special Shares” has the meaning ascribed to it in Section 3.1 of this Agreement.

“Party” has the meaning ascribed to it in the introductory paragraph.

“Completion Date” has the meaning ascribed to it in Section 4 of this Agreement.

“TPEx” means the Taipei Exchange.

“FSC” means the Financial Supervisory Commission.

“Party A” has the meaning ascribed to it in the introductory paragraph.

“M&A Act” means the Business Mergers and Acquisitions Act of Taiwan.

“Signing Date” has the meaning ascribed to it in the introductory paragraph.

“Intellectual Property” means the intellectual property of the Group Companies, including but not limited to patents, trademarks, copyrights and/or trade secrets.

“Swapped Shares” has the meaning ascribed to it in Section 3.1 of this Agreement.

“Parties” has the meaning ascribed to it in the introductory paragraph.

“Long Stop Date” has the meaning ascribed to it in Section 14.1.2 of this Agreement.

“Party B” has the meaning ascribed to it in the introductory paragraph.

“Dissenting Shares” has the meaning ascribed to it in Section 9.1 of this Agreement.

“Dissenting Shareholder” has the meaning ascribed to it in Section 9.1 of this Agreement.

“Business Day” means a day which is not a holiday as promulgated by the Directorate General of Personnel Administration and is not a closed trading day promulgated by the TPEx.

“Event of Default” has the meaning ascribed to it in Section 13.1 of this Agreement.

Section 2 Share Capital before the Share Swap

2.1    As of the Signing Date, the total share capital of Party A is NT$1,000,000,000 with no par value, and the issued and outstanding shares of Party A are 2,000 common shares and 3,000,000 series A-1 special shares. Party A does not have any treasury shares or any other securities that are convertible into or exchangeable for Party A’s equity. For the payment of Consideration, Party A will conduct a cash capital increase prior to the Completion Date by issuing 9,800,000 series A-1 special shares, 2,520,000 series A-2 special shares and 350,000 series A-3 special shares and the issued and outstanding share capital of Party A will consist of 2,000 common shares, 12,800,000 series A-1 special shares, 2,520,000 series A-2 special shares and 350,000 series A-3 special shares.

2.2    As of the Signing Date, the authorized share capital of Party B is NT$2,000,000,000, divided into 200,000,000 common shares with par value of NT$10 each, and the paid-in capital of Party B is NT$841,549,340 divided into 84,154,934 common shares with par value of NT$10 each, of which 7,831,100 shares are issued in the form of 3,915,550 units of depositary shares (listed on NASDAQ with a symbol of TLC; each depositary share represents 2 common shares, the “ADSs”). Other than the reservation of 2,991,630 common shares for employee stock options (the “ESOP”), Party A does not have treasury shares or any other securities that are convertible into or exchangeable for Party B’s equity.

2.3    Party B will amend its ESOP so that the stock options representing 2,983,630 common shares can be accelerated and exercisable prior to the commencement of the book closure period for this Share Swap. For the avoidance of doubt, the Consideration to be paid by Party A pursuant to Section 3.1 of hereof shall include the ESOP exercised by the employees.

Section 3 Method for Share Swap

3.1    The Parties agree that, subject to Article 29 of the M&A Act and the terms and conditions of this Agreement, 1 common share of Party B will be swapped for 1 Series B Special Share of Party B (the “Consideration”). The number of Party B’s shares to be acquired by Party A shall be the difference of (x) the number of actual issued and outstanding shares (including the number of shares pursuant to exercise of ESOP per Section 2.3) of Party B as of the Completion Date (as defined in Section 4 of this Agreement) minus (y) the number of Dissenting Shares (as defined in Section 9.1) (the “Swapped Shares”).

The Series B Special Shares to be issued for the purpose of this Share Swap will have no par value and the issue price is NT$100 per share (the “Series B Special Shares”). The terms of the Series B Special Shares is attached hereto as Appendix 1. Party A’s articles of incorporation as of the Signing Date is attached hereto as Appendix 2.

3.2    Subject to the satisfaction or waiver of all Completion Conditions set forth in Section 5 of this Agreement:

3.2.1    Each shareholder of Party B shall, on the Completion Date, transfer all Swapped Shares to Party A;

3.2.2    Party A shall issue the number of Series B Special Shares calculated based on the Consideration on the Completion Date to each shareholder of Party B, and Party B shall provide any necessary assistance to Party A with respect to the foregoing;

3.2.3    No fractional share will be issued;

3.2.4    Unless otherwise provided in applicable laws and regulations, the Dissenting Shares (as defined in Section 9.1) deposited by the Dissenting Shareholder (as defined in Section 9.1) shall be cancelled pursuant to the applicable laws and regulations; and

3.2.5    All directors of Party B shall render their resignations on the Completion Date, and representative(s) appointed by Party B shall be the directors of Party B.

3.3    Upon the approval of this Share Swap by the shareholders’ meeting, Party B will apply for the delisting of its securities from TPEx and cessation of its public company status, and amend its articles of incorporation to the necessary extent (proposed amendments are attached hereto as Appendix 3).

3.4    On the Completion Date, Party A shall issue and deliver the Consideration to the shareholders of Party B and shall provide its shareholders’ roster evidencing that shareholders of Party B have obtained the Consideration and become shareholders of Party A.

3.5    Party A and Party B agree that the triparty paying agent agreement and the relevant documents shall be entered into by and among Party A, Party B and the paying agent at least 20 days prior to the Completion Date. The designation of the paying agent is subject to the Parties’ mutual consent. Party A shall, at least 3 Business Days prior to the termination of TPEx-trading, deposit an amount sufficient for the payment of consideration for the cancellation of Series B Special Shares that have not been converted into common shares upon maturity to the escrow account opened with the paying agent.

If the amount deposited is insufficient for the payment of consideration for redemption of Series B Special Shares based on the number of Series B Special Shares to be converted into common shares, Party B shall, upon the request of the shareholder service provider, immediately provide sufficient funds into the aforementioned escrow account.

Section 4 Completion Date

Subject to the satisfaction or waiver of all completion conditions set forth in Section 5 of this Agreement, the tentative completion date (the “Completion Date”) for this Share Swap is October 8, 2021. In the event that any adjustment to the Completion Date is required based on the actual needs, such adjustment shall be mutually agreed to by the board of directors or its designated person(s) of both Parties, provided, however, the adjusted Completion Date shall be within 10 Business Days after the satisfaction or waiver of all completion conditions.

Section 5 Completion Conditions for the Share Swap

5.1    Party A’s obligations as of the Completion Date pursuant to Section 3.2 of this Agreement are subject to the satisfaction or waiver of all conditions set forth in Exhibit 1 attached hereto on or prior to the Completion Date, provided, however, that to the extent permitted by applicable laws, Party A may waive all or part of the conditions in writing.

5.2    Party B’s obligations as of the Completion Date pursuant to Section 3.2 of this Agreement are subject to the satisfaction or waiver of all conditions set forth in Exhibit 2 attached hereto on or prior to the Completion Date, provided, however, that to the extent permitted by applicable laws, Party B may waive all or part of the conditions in writing.

Section 6 Representations and Warranties of Party A

Party A represents and warrants to Party B that, unless otherwise provided in this Agreement, the representations and warranties set out in Exhibit 3 are true and correct in all material aspects as of the Signing Date and the Completion Date. Each of Party A’s representations and warranties is a separate representation and warranty. Unless otherwise provided in this Agreement, no restriction shall be imposed by reference to other representations and warranties or provisions in this Agreement.

Section 7 Representations and Warranties of Party B

Party B represents and warrants to Party A that, unless otherwise provided in this Agreement, the representations and warranties set out in Exhibit 4 are true and correct in all material aspects as of the Signing Date and the Completion Date. Each of Party B’s representations and warranties is a separate representation and warranty. Unless otherwise provided in this Agreement, no restriction shall be imposed by reference to other representations and warranties or provisions in this Agreement.

Section 8 Covenants

8.1    Party A agrees that, prior to the Completion Date:

8.1.1    It shall notify Part B when it acknowledges any breach of representation, warranty or covenant under this Agreement or any event that would result in the representations and warranties set out in Section 6 being untruthful or incorrect.

8.1.2    Party A shall use its best efforts to satisfy the completion conditions set forth in Section 5.2 of this Agreement, or procure the satisfaction of such completion conditions, including but not limited to complying with all statutory procedures and filing required reports or applications with the competent authorities, and cooperate with Party B to handle any request that could affect the consummation of this Agreement or this Share Swap, including but not limited to providing explanations, documents and materials pursuant to requests from competent authorities.

8.1.3    Party A shall not take or fail to take any action that could reasonably result in the non-satisfaction of completion conditions set forth in Section 5.2 or the untruthfulness or incorrectness of the representations and warranties set forth in Section 6.

8.1.4    Party B agrees that it shall take or not to take the actions set out in Exhibit 5 attached hereto prior to the Completion Date.

8.1.5    Party B agrees that it shall terminate the listing of ADSs on or prior to the Completion Date.

Section 9 Dissenting Shareholders

9.1    Party B shall handle the acquisition of Dissenting Shares pursuant to the M&A Act and the Company Act if any of Party B’s shareholders has (1) expressed his/her objection, in writing or verbally with a record before or during the shareholders’ meeting approving the Share Swap, (2) waived his/her voting rights, (3) deposited his/her shares, and (4) made a request in writing to Party B asking to acquire the shares of Party B (the “Dissenting Shares”) held by the dissenting shareholder of Party B (the “Dissenting Shareholder”).

9.2    After the shareholders’ meeting of Party B, and subject to applicable laws and regulations, Party B shall immediately notify Party A with respect to the purchase price asked by the Dissenting Shareholder and any withdrawal of such request.

9.3    Party B shall not, prior to the Completion Date (as defined in Section 4 of this Agreement) pay or agree to pay the repurchase price proposed by the Dissenting Shareholder unless: (i) the per share repurchase price is no higher than the per share consideration; (ii) a final and binding decision with respect to the per share repurchase price has been rendered by court pursuant to applicable laws and regulations; or (iii) agreed to in writing by Party A in advance.

9.4    The Share Swap shall be consummated pursuant to the terms of this Agreement prior to or on the Completion Date, regardless of whether any of the following events has taken place: (i) an agreement with respect to the repurchase of Dissenting Shares has been entered into by and between Party B and the Dissenting Shareholder; (ii) Party B and the Dissenting Shareholder are conducting actions in relation to repurchase of the Dissenting Shares (including submitting a motion to the court regarding the fairness of the price); and (iii) payment of the repurchase price by Party B is pending.

Section 10 Employment Matters

The retention of employees of Party B and the rights and interests of the employees will be handled pursuant to the M&A Act, the Labor Standards Act and other applicable employment laws and regulations.

Section 11 Change in the Entity Participating in the Share Swap

After the announcement with respect to this Share Swap has been made, if any other entity is included as part of this Share Swap, then all procedures or actions that have been taken pursuant to this Agreement shall be re-done by all participating companies and the participants shall enter into another share swap agreement with respect to the matters relevant to the share swap.

Section 12 Confidentiality

12.1    No public announcement in connection with the execution, existence and subject matter of this Agreement or performance of this Agreement shall be made or issued without the approval of the Parties. The Parties may agree upon the method of announcement (including by press release, press conference or other methods) and the content to be announced. If either Party is compelled to disclose the aforementioned information pursuant to laws or judicial procedures, such Party may disclose the information directly in the event that (i) the other Party cannot provide timely consent upon receiving the Party’s notification; or (ii) the other Party refuses to agree to the disclosure without just cause.

12.2    Prior to the announcement made pursuant to Section 12.1, both Parties shall keep the execution, existence and contents and information relating to the performance of this Agreement confidential and shall not disclose the above to any third party, provided, however, that the relevant information can be disclosed to either Party’s directors, supervisors, management team, employees (on a need-to-know basis), attorneys, accountants, financial advisors and competent authorities for the purpose of performing this Agreement. The disclosing Party shall procure the aforementioned persons’ agreement to observe the confidentiality requirements.

Section 13 Event of Default

13.1    Unless otherwise provided in this Agreement, if either party violates or is not performing its obligations, covenants, representations and warranties under this Agreement, the non-breaching Party may request in writing that the breaching rectify such breach in a reasonable period. In the event that the breaching Party fails to rectify the default within the period prescribed in the aforementioned notice, it will constitute a default under this Agreement (the “Event of Default”).

13.2    Unless otherwise provided in this Agreement, in any Event of Default, the non-breaching Party may exercise or request rights, remedies, damages, cancellation or termination pursuant to the applicable laws. The breaching Party shall also be liable to the non-breaching Party for any necessary costs and fees in relation to or in connection with the preparation of this Agreement and the consummation of the Share Swap.

Section 14 Termination

14.1    Prior to the completion of the Share Swap, this Agreement can be terminated for any of the following events:

14.1.1    breach of any representations, warranties or covenants by either Party, where such breach would: (i) result in any non-satisfaction of the conditions set out in Section 6 of this Agreement; (ii) the breaching Party fails to rectify an Event of Default within 30 business days after receiving the written notification from the non-breaching Party; and (iii) the non-breaching Party notifies the breaching Party about the termination of this Agreement in writing;

14.1.2    by either Party if the completion of the Share Swap shall not have occurred on or before March 31, 2022 (the “Long Stop Date”), provided, however, that the Long Stop Date may be extended by approval of the boards of directors of both Parties in writing.

14.2    Unless otherwise agreed by both Parties in writing, in the event of the termination of this Agreement, this Agreement will be of no further force or effect, provided, however, that (a) Sections 12, 13.2, 14.2 and 15 of this Agreement will survive the termination of this Agreement and will remain in full force and effect, and (b) the termination of this Agreement will not relieve any party from any liability for the obligations and rights pursuant to this Agreement.

Unless otherwise permitted by applicable laws and regulations, each Party shall return the files, materials, documents, trade secret and other tangible information obtained pursuant to this Agreement to the other Party upon written request, provided, however, that the Party can keep the relevant documents and information in electronic form, paper or other legally permitted form, to the necessary extent for the purpose of compliance with legal requirements and internal audit and internal control policies.

Section 15 Miscellaneous

15.1    This Agreement shall governed by and construed in accordance with the laws of the Republic of China. Any dispute arising out of or in connection with this Agreement shall be firstly resolved via negotiation by both Parties in good faith. In the event that both Parties cannot reach an amicable solution within 30 days after the commencement of the good-faith negotiation, the Parties agree that Taiwan Shilin District Court shall be the exclusive court of first instance.

15.2    Any representation, warranty, covenant and agreement made by both Parties under this Agreement shall still be in force after the completion of the Share Swap. Any liabilities arising out of any representation, warranty, covenant or agreement under this Agreement shall not be affected by the termination or cancellation of this Agreement.

15.3    Neither Party shall, without the prior written consent of the other Party, assign any right or obligation under this Agreement to any third party.

15.4    Unless otherwise agreed by both Parties, this Agreement supersedes any prior written or oral agreement with respect to the Share Swap. Unless otherwise approved by the boards of directors of both Parties, and agreed to by both Parties in writing, this Agreement shall not be amended or modified. In the event that any amendment or modification to this Agreement is subject to the approval of the shareholders’ meetings of both Parties pursuant to applicable laws and regulations, such amendment or modification shall be approved by the shareholders’ meetings of both Parties and agreed to in writing by both Parties.

15.5    If any provision of this Agreement becomes void because of a violation of law, the relevant portion of such provision or such provision in its entirety shall be severed from the Agreement. The balance of this Agreement shall be enforceable in accordance with its terms. If any provision is required to be amended pursuant to an order from competent authorities, changes of laws or factual needs, the Parties may proceed with such amendment or amend this Agreement with the consent of the boards of directors of both Parties or their designees, without having the need to obtain shareholders’ approval.

15.6    The titles used in this Agreement are for convenience and reference only and are not to be considered in interpreting this Agreement.

15.7    In the event that either Party cannot perform or delays in performing its obligations under this Agreement due to the order or decision of a court, competent authorities or other force majeure event, such Party shall not be liable to the other Party. However, the affected Party shall notify the other Party of the occurrence of any force majeure event within 5 days after its acknowledgement, and shall perform its obligations under this Agreement as soon as possible after the cessation of the force majeure event.

15.8 Unless otherwise provided in this Agreement, each Party shall bear its own taxes and fees, including but not limited to fees payable to attorneys, accountants or other advisors, in relation to the negotiation, execution or performance of this Agreement. Each Party shall bear its own taxes payable pursuant to applicable laws.

15.9 This Agreement shall be executed in two original counterparts, and each Party shall keep one original counterpart.

[Signature Page Follows]

The Parties are signing this Agreement as of the date stated in the introductory clause.

Party A: Woods Investment Company, Ltd. /s/ George Yeh	Party B: Taiwan Liposome Co., Ltd. /s/ May Kang

Representative: George Yeh Title: Chairman	Representative: May Kang Title: Independent Director

Appendix 1

Terms of Party A’s Series B Special Shares

1.

The Series B Special Shares shall mature upon the expiration of one month after their issuance. Unless otherwise purchased and cancelled by the Company, or converted into common shares of the Company, the Series B Special Shares shall be redeemed by the Company at the issue price without having to obtain consent from the holders of the Series B Special Shares.

2.

The holders of Series B Special Shares are not eligible for stock interest, but are eligible for distributions of cash out of earnings and the capital reserve. In the event that the Company distributes bonuses in the form of new shares to holders of common shares, the holders of Series B Special Share are eligible for such distribution at a ratio equal to holders of series A-1 special shares, series A-2 special shares, series A-3 special shares and common shares.

3.	The holders of Series B Special Shares do not have voting and election rights, nor can they be elected as directors or supervisors.

4.

Within the period starting from the issue date of the Series B Special Shares through 10 days prior to the maturity date (the “Conversion Period”), a holder of Series B Special Shares may notify the Company to request that the Company convert all or part of the Series B Special Shares held by such holder to common shares at the conversion ratio of 1:1, subject to the conditions set forth below:

(i) The holder of Series B Special Shares has executed the application for conversion prepared by the Company;

(ii)    The holder of Series B Special Shares has agreed to cooperate with the Company in its Restructuring Plan, and participate and perform a transaction or series of transactions to complete the Company’s restructuring plan, including but not limited to, execution of documents (for example, the restructuring agreement and power of attorney or other ancillary documents) in relation to the restructuring and submission of filing for governmental approval; and

(iii)    The holder of Series B Special Shares has obtained all requisite governmental approvals with respect to holding shares in the Company, including but not limited to the approval from the Taiwan Investment Commission.

“Restructuring Plan” means a transaction or series of transactions to be implemented by the Company, and pursuant to which the Company will become a subsidiary of TLC BioSciences Corp., a Cayman Islands company. Upon the completion of the Restructuring Plan, the Company will become a subsidiary of TLC BioSciences Corp., and shareholders who participated in the Restructuring Plan will indirectly hold shares in TLC BioSciences Corp. via an offshore holding structure.

In the event that a holder of Series B Special Shares fails to provide the documents set out in Section 4 within the period starting from the application for conversion through the expiration of Conversion Period, the Company may refuse such request and redeem all Series B Special Shares held by such holder on the maturity date. No consent is required from the holder of Series B Special Shares for the redemption of shares described in this provision.

5.

After the holders of Series B Special Shares submit an application for conversion, the board of directors shall determine the record date of the conversion. The common shares issued as a result of the conversion of Series B Special Shares shall be the same as the Company’s issued and outstanding common shares.

6.	In the event of issuance of new shares for cash by the Company, the holders of Series B Special Shares shall have the same preemptive right as the holders of common shares over such new shares.

7.

In the event of any dissolution or liquidation of the Company, the holders of Series B Special Shares will be junior to the creditors of the Company, holders of series A-1 special shares, holders of series A-2 special shares and holders of series A-3 special shares. For the distribution of the remaining assets of the Company, an amount equal to the issue price of series A-1 special shares shall be distributed to the holders of series A-1 special shares in cash. After the payment of the aforementioned preferential amount, the remaining assets shall be distributed to the holders of series A-2 special shares for an amount equal to the issue price of series A-2 special shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of series A-3 special shares for an amount equal to the issue price of series A-3 special shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of Series B Special Shares for an amount equal to the issue price of Series B Special Shares in cash. In the event that any assets remain after the distribution of the aforementioned preferential amounts, the remaining assets should be distributed pro rata based on the number of shares held by each shareholder.

Appendix 2

Articles of Incorporation of Party A

Wood Investment Company, Ltd. Articles of Incorporation

Chapter I General Provisions

Article 1:	The Company shall be named Wood Investment Company Ltd. (the “Company”) and incorporated as a company limited by shares in accordance with the Company Act.

Article 2:	The Company shall engage in the businesses below: 1. H201010 Investment

Article 3:	The Company’s head office shall be located in the city of Taipei.

Article 4	Public announcements of the Company shall be made in accordance with Article 28 of the Company Act.

Article 5:	The Company may provide guarantees for others for operational needs.

Chapter II Shares

Article 6:	The Company shall issue shares with no par value, and the capital shall be divided into 1,000,000,000 shares which may be issued in installments as it deems necessary and a part of them shall be special shares.

Article 6-1:	The Company may issue series A-1 special Shares with the rights and privileges stated below (the “Series A-1 Special Shares”):

1.  The holders of Series A-1 Special Shares are not eligible for stock interest, but are eligible for distributions of cash out of earnings and the capital reserve. In the event that the Company distributes bonuses in the form of new shares to holders of common shares, the holders of Series A-1 Special Share are eligible for such distribution at a ratio equal to holders of Series A-2 Special Shares, Series A-3 Special Shares, Series B Special Shares and common shares.

2.  The holders of Series A-1 Special Shares have voting and election rights, and can be elected as directors or supervisors. Each Series A-1 Special Share has one vote.

3.  Upon the maturity date of the Series B Special Shares, the Company may redeem all or part of Series A-1 Special Shares at a price equal to the issue price of Series A-1 Special Shares after considering the amount for the redemption price of Series B Special Shares, without having to obtain consent from the holders of the Series A-1 Special Shares.

4.  The holders of Series A-1 Special Shares do not have the right to request for converting the Series A-1 Special Shares into common shares or to request redemption by the Company.

5.  The holders of Series A-1 Special Shares have the same preemptive right over the Company’s issuance of new shares for cash as the holders of common shares.

6.  In the event of any dissolution or liquidation of the Company, the holders of Series A-1 Special Shares will be junior to the creditors. For the distribution of the remaining assets of the Company, an amount equal to the issue price of series A-1 special shares shall be distributed to the holders of series A-1 special shares in cash. After the payment of the aforementioned preferential amount, the remaining assets shall be distributed to the holders of series A-2 special shares for an amount equal to the issue price of series A-2 special shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of series A-3 special shares for an amount equal to the issue price of series A-3 special shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of Series B Special Shares for an amount equal to the issue price of Series B Special Shares in cash. In the event that any assets remain after the distribution of the aforementioned preferential amounts, the remaining assets should be distributed pro rata based on the number of shares held by each shareholder.

7.  The Series A-1 Special Shares are not transferrable or assignable.

Article 6-2:	The Company may issue series A-2 special Shares with the rights and privileges stated below (the “Series A-2 Special Shares”):

1.  The holders of Series A-2 Special Shares are not eligible for stock interest, but are eligible for distributions of cash out of earnings and the capital reserve. In the event that the Company distributes bonuses in the form of new shares to holders of common shares, the holders of Series A-2 Special Share are eligible for such distribution at a ratio equal to holders of Series A-1 Special Shares, Series A-3 Special Shares, Series B Special Shares and common shares.

2.  The holders of Series A-2 Special Shares have voting and election rights, and can be elected as directors or supervisors. Each Series A-2 Special Share has one vote.

3.  Upon the maturity date of the Series B Special Shares, the Company may redeem all or part of Series A-2 Special Shares at a price equal to the issue price of Series A-2 Special Shares after considering the amount for the redemption price of Series B Special Shares, without having to obtain consent from the holders of the Series A-2 Special Shares.

4.  The holders of Series A-2 Special Shares do not have the right to request for converting the Series A-2 Special Shares into common shares or to request redemption by the Company.

5.  The holders of Series A-2 Special Shares have the same preemptive right over the Company’s issuance of new shares for cash as the holders of common shares.

6.  In the event of any dissolution or liquidation of the Company, the holders of Series A-2 Special Shares will be junior to the creditors of the Company and the holders of Series A-1 Special shares. For the distribution of the remaining assets of the Company, an amount equal to the issue price of Series A-1 Special Shares shall be distributed to the holders of Series A-1 Special Shares in cash. After the payment of the aforementioned preferential amount, the remaining assets shall be distributed to the holders of Series A-2 Special Shares for an amount equal to the issue price of Series A-2 Special Shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of Series A-3 Special Shares for an amount equal to the issue price of Series A-3 Special Shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of Series B Special Shares for an amount equal to the issue price of Series B Special Shares in cash. In the event that any assets remain after the distribution of the aforementioned preferential amounts, the remaining assets should be distributed pro rata based on the number of shares held by each shareholder.

7. The Series A-2 Special Shares are not transferrable or assignable.

Article 6-3:	The Company may issue series A-3 special Shares with the rights and privileges stated below (the “Series A-3 Special Shares”):

1.  The holders of Series A-3 Special Shares are not eligible for stock interest, but are eligible for distributions of cash out of earnings and the capital reserve. In the event that the Company distributes bonuses in the form of new shares to holders of common shares, the holders of Series A-3 Special Shares are eligible for such distribution at a ratio equal to holders of Series A-1 Special Shares, Series A-2 Special Shares, Series B Special Shares and common shares.

2.  The holders of Series A-3 Special Shares have voting and election rights, and can be elected as directors or supervisors. Each Series A-3 Special Share has one vote.

3.  Upon the maturity date of the Series B Special Shares, the Company may redeem all or part of Series A-3 Special Shares at a price equal to the issue price of Series A-3 Special Shares after considering the amount for the redemption price of Series B Special Shares, without having to obtain consent from the holders of the Series A-3 Special Shares.

4.  The holders of Series A-3 Special Shares do not have the right to request for converting the Series A-3 Special Shares into common shares or to request redemption by the Company.

5.  The holders of Series A-3 Special Shares have the same preemptive right over the Company’s issuance of new shares for cash as the holders of common shares.

6.  In the event of any dissolution or liquidation of the Company, the holders of Series A-3 Special Shares will be junior to the creditors of the Company, holders of Series A-1 Special Shares and the holders of Series A-2 Special Shares.

For the distribution of the remaining assets of the Company, an amount equal to the issue price of Series A-1 Special Shares shall be distributed to the holders of Series A-1 Special Shares in cash. After the payment of the aforementioned preferential amount, the remaining assets shall be distributed to the holders of Series A-2 Special Shares for an amount equal to the issue price of Series A-2 Special Shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of Series A-3 Special Shares for an amount equal to the issue price of Series A-3 Special Shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of Series B Special Shares for an amount equal to the issue price of Series B Special Shares in cash. In the event that any assets remain after the distribution of the aforementioned preferential amounts, the remaining assets should be distributed pro rata based on the number of shares held by each shareholder.

Article 6-4:	The Company may issue series B special Shares with the rights and privileges stated below (the “Series B Special Shares”):

1.  The Series B Special Shares shall mature upon the expiration of one month after their issuance. Unless otherwise purchased and cancelled by the Company, or converted into common shares of the Company, the Series B Special Shares shall be redeemed by the Company at the issue price without having to obtain consent from the holders of the Series B Special Shares.

2.  The holders of Series B Special Shares are not eligible for stock interest, but are eligible for distributions of cash out of earnings and the capital reserve. In the event that the Company distributes bonuses in the form of new shares to holders of common shares, the holders of Series B Special Share are eligible for such distribution at a ratio equal to holders of series A-1 special shares, series A-2 special shares, series A-3 special shares and common shares.

3.  The holders of Series B Special Shares do not have voting and election rights, nor can they be elected as directors or supervisors.

4.  Within the period starting from the issue date of the Series B Special Shares through 10 days prior to the maturity date (the “Conversion Period”), a holder of Series B Special Shares may notify the Company to request that the Company convert all or part of the Series B Special Shares held by such holder to common shares at the conversion ratio of 1:1, subject to the conditions set forth below:

(1)   The holder of Series B Special Shares has executed the application for conversion prepared by the Company;

(2)   The holder of Series B Special Shares has agreed to cooperate with the Company in its Restructuring Plan, and participate and perform a transaction or series of transactions to complete the Company’s restructuring plan, including but not limited to, execution of documents (for example, the restructuring agreement and power of attorney or other ancillary documents) in relation to the restructuring and submission of filing for governmental approval; and

(3)   The holder of Series B Special Shares has obtained all requisite governmental approvals with respect to holding shares in the Company, including but not limited to the approval from the Taiwan Investment Commission.

“Restructuring Plan” means a transaction or series of transactions to be implemented by the Company, and pursuant to which the Company will become a subsidiary of TLC BioSciences Corp., a Cayman Islands company. Upon the completion of the Restructuring Plan, the Company will become a subsidiary of TLC BioSciences Corp., and shareholders who participated in the Restructuring Plan will indirectly hold shares in TLC BioSciences Corp. via an offshore holding structure.

In the event that a holder of Series B Special Shares fails to provide the documents set out in Section 4 within the period starting from the application for conversion through the expiration of Conversion Period, the Company may refuse such request and redeem all Series B Special Shares held by such holder on the maturity date. No consent is required from the holder of Series B Special Shares for the redemption of shares described in this provision.

5.  After the holders of Series B Special Shares submit an application for conversion, the board of directors shall determine the record date of the conversion. The common shares issued as a result of the conversion of Series B Special Shares shall be the same as the Company’s issued and outstanding common shares.

6.  In the event of issuance of new shares for cash by the Company, the holders of Series B Special Shares shall have the same preemptive right as the holders of common shares over such new shares.

7.  In the event of any dissolution or liquidation of the Company, the holders of Series B Special Shares will be junior to the creditors of the Company, holders of series A-1 special shares, holders of series A-2 special shares and holders of series A-3 special shares. For the distribution of the remaining assets of the Company, an amount equal to the issue price of series A-1 special shares shall be distributed to the holders of series A-1 special shares in cash. After the payment of the aforementioned preferential amount, the remaining assets shall be distributed to the holders of series A-2 special shares for an amount equal to the issue price of series A-2 special shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of series A-3 special shares for an amount equal to the issue price of series A-3 special shares in cash. After the payment of the aforementioned preferential amounts, the remaining assets shall be distributed to the holders of Series B Special Shares for an amount equal to the issue price of Series B Special Shares in cash. In the event that any assets remain after the distribution of the aforementioned preferential amounts, the remaining assets should be distributed pro rata based on the number of shares held by each shareholder.

Article 7:	No transfer of shares of the Company may be recorded in the shareholders’ register within 30 days prior to a regular shareholders’ meeting; within 15 days prior to an extraordinary shareholders’ meeting; or within 5 days prior to the record date of the distribution of dividends, bonuses, or other benefits, as decided by the Company.

Article 8:

The subjects of the transfer of treasury shares bought back by the Company in accordance with the Company Act include the employees of a company that controls the Company or that is controlled by the Company who meet certain conditions.

The subjects of the distribution of employee stock options issued by the Company include the employees of a company that controls the Company or that is controlled by the Company who meet certain conditions.

The subjects of the issuance of new shares by the Company include the employees of a company that controls the Company or that is controlled by the Company who meet certain conditions.

The subjects of the issuance of new shares with restricted rights for employees by the Company include the employees of a company that controls the Company or that is controlled by the Company who meet certain conditions.

Chapter III Shareholders’ Meetings

Article 9:	The Company shall have annual and extraordinary shareholders’ meetings. Annual shareholders’ meetings shall be called at least once in a year by the Board of Directors within six months after the close of each fiscal year in accordance with the applicable laws. Extraordinary meetings may be called as necessary in accordance with the applicable laws.

Article 10:	The Company may hold its shareholders’ meeting by means of visual communication networks or other methods promulgated by the central competent authority.

Article 11:	Unless otherwise stipulated in laws and regulations or the Articles of Incorporation, each shareholder of the Company shall be entitled to one vote for each share held by such shareholder. There is no voting right for shares held by the Company in accordance with the laws.

Article 12:	Unless otherwise required by the Company Act, resolutions at a shareholders’ meeting shall be adopted by a majority vote of the shares represented by shareholders present at a shareholders meeting which is attended by shareholders representing a majority of the total number of shares of the Company that are issued and outstanding.

Article 13:	Should the Company be organized by a single government shareholder or a single juristic person shareholder, the functional duties and the powers of the shareholders’ meeting shall be exercised by the board of directors, and thus provisions related to shareholders’ meetings are not applicable in this circumstance.

Chapter IV Directors and Supervisor

Article 14:	The Company does not have a board of directors.

Article 15:	The Company shall have 1 director and 1 supervisor, each of whom has a three-year term of office. They shall be elected at the shareholders’ meeting from among candidates who have legal capacity and may be eligible for re-election. The director thus elected shall be the chairman. The functional duties and the powers of the board of directors shall be exercised by such director and thus provisions regarding the board of directors under the Company Act shall not be applicable herein.

Article 16:	The Board of Directors [The chairman/director?] is authorized to determine the remuneration to directors and supervisors based on industry standards.

Chapter V Manager

Article 17:	The Company may have several managers, and their appointment, dismissal, and remuneration shall be handled in compliance with Article 29 of the Company Act.

Chapter VI Accounting

Article 18:	Reports on operations, financial statements, and proposals for the distribution of profits for the covering of losses shall be submitted to the annual shareholders’ meeting for approval at the end of the fiscal year.

Article 19:	If the Company has profits at the end of the year, zero point one percent of the profit (0.1%) shall be distributed to the employees. However, in the event that the Company still has accumulated losses, an amount shall be reserved to make up accumulated losses before distribution may be made.

Article 20:	The employees of a company that controls the Company or that is controlled by the Company shall be entitled to receive the distribution of profits when certain conditions are met.

Article 21:	If the Company’s concluded financial report shows profits, they shall be distributed in the order of paying taxes and levies, making up any prior year’s losses, and setting aside ten percent (10%) as the statutory surplus reserve, unless the accumulated surplus reserve is equal to or greater than the paid-in capital of the Company. If there is still any profit remaining after the foregoing distributions, the shareholders’ meeting shall make a resolution regarding the distribution of the dividends from the remainder of the profit.

Chapter VII Supplementary Provisions

Article 22 Article 23

The Company Act shall be referred to for matters not covered in these Articles of Incorporation.

The Articles of Incorporation were first made and executed on March 11, 2021.

The first amendment to the Articles of Incorporation was made on July 2, 2021.

Appendix 3

Comparison Table for Party B’s Amendments to the Articles of Incorporation

Article No.	After Amendment	Before Amendment	Explanation
Article 5	The Company may invest in other business for its business needs, and it is not subject to the restriction stipulated in Article 13 of the Company Act that the total amount of its reinvestment shall not exceed forty (40) percent of the amount of its paid-in capital.	The Company may invest in other business for its business needs, and it is not subject to the restriction stipulated in Article 13 of the Company Act that the total amount of its reinvestment shall not exceed forty (40) percent of the amount of its paid-in capital and shall be handled in accordance with the “Procedures for Acquisition or Disposal of Assets”.	Proposed amendments to this provision to meet the needs of business operations.

Article 6	The Company may provide endorsements and guarantees for others.	The Company may provide endorsements and guarantees for others, subject to the “Procedures Regarding the Making of Endorsements/Guarantees” of the Company.	Proposed amendments to this provision to meet the needs of business operations.

Article 9	Other matters relating to stocks shall be dealt in accordance with the “Guidelines for Handling of Stock Affairs by Public Companies” promulgated by the competent authority during the period when the Company is a public company.	Other matters relating to stocks shall be dealt in accordance with the “Guidelines for Handling of Stock Affairs by Public Companies” promulgated by the competent authority.	Proposed amendments to this provision to meet the needs of business operations.

Article 10	The registration of transfers of shares of the Company shall be handled in accordance with the Company Act.	No transfer of shares of the Company may be recorded in the shareholders’ register within 60 days before a regular shareholders’ meeting; within 30 days before an extraordinary shareholders’ meeting; or within 5 days before the record date of the distribution of dividends, bonuses, or other benefits, as decided by the Company.	Proposed amendments to this provision to meet the needs of business operations.

Article No.	After Amendment	Before Amendment	Explanation
Article 13	When a shareholder is unable to attend a shareholders’ meeting, such shareholder may appoint a proxy agent to attend the meeting by signing or affixing such shareholder’s chop to a proxy form printed by the Company, and such shareholder shall state the scope of authorization covered by the proxy. The handling of matters in relation to shareholder proxies is subject to the Company Act and other applicable laws and regulations.	When a shareholder is unable to attend a shareholders’ meeting, such shareholder may appoint a proxy agent to attend the meeting by signing or affixing such shareholder’s chop to a proxy form printed by the Company, and such shareholder shall state the scope of authorization covered by the proxy. Subject to Article 177 of the Company Act, other matters in relation to shareholder proxies shall be handled in accordance with the “Regulations Governing the Use of Proxies for Attendance at Shareholder Meetings of Public Companies” promulgated by the competent authority.	Proposed amendments to this provision to meet the needs of business operations.

Article 16	The Company shall have 5 to 11 directors, each of whom has a three-year term of office. The choice of members of the Board of Directors shall take into account the need for diversification, the need for a variety of professional backgrounds, the possession of the necessary knowledge, skills and experience to perform the duties of a director, and gender equality. The Company has adopted a candidate nomination mechanism for the election of directors, and shareholders shall elect the directors from among the nominees listed in the roster of director candidates. Directors of the Company may be re-elected consecutively.	The Company shall have 7 to 11 directors, each of whom has a three-year term of office. The choice of members of the Board of Directors shall take into account the need for diversification, the need for a variety of professional backgrounds, the possession of the necessary knowledge, skill and experience to perform the duties of a director, and gender equality. The Company has adopted a candidate nomination mechanism for the election of directors, and shareholders shall elect the directors from among the nominees listed in the roster of director candidates. Directors of the Company may be re-elected consecutively.	Proposed amendments to this provision to meet the needs of business operations.

Article No.	After Amendment	Before Amendment	Explanation

During the period when the Company is a public company in Taiwan, to be in compliance with the Securities and Exchange Act, among the aforementioned directors, at least 3 seats shall be reserved for independent directors, and the number of independent directors shall be more than one-fifth (1/5) of the total number of directors. Any matters regarding independent directors shall be handled in accordance with relevant regulations promulgated by the competent authority. After the termination or cancellation of public company status, the foregoing in relation to the independent directors will no longer be applicable.

The total number of nominal shares of the Company’s stock held by the directors shall be in compliance with the “Rules and Review Procedures for Director and Supervisor Share Ownership Ratios at Public Companies” promulgated by the competent authority.

The Company may procure liability insurance for the directors to cover their legal liabilities arising out of their performance of duties during their tenure and may, pursuant to the practices prevailing in the United States listed companies, enter into indemnity agreements with the directors and managerial officers to indemnify them for the damages and losses incurred by them.

To be in compliance with the Securities and Exchange Act, among the aforementioned directors, at least 3 seats shall be reserved for independent directors, and the number of independent directors shall be more than one-fifth (1/5) of the total number of directors. Any matters regarding independent directors shall be handled in accordance with relevant regulations promulgated by the competent authority.

The total number of nominal shares of the Company’s stock held by the directors shall be in compliance with the “Rules and Review Procedures for Director and Supervisor Share Ownership Ratios at Public Companies” promulgated by the competent authority.

Article No.	After Amendment	Before Amendment	Explanation
Article 16-1

During the period when the Company is a public company in Taiwan, the Company shall establish an Audit Committee pursuant to Article 14-4 of the Securities and Exchange Act, and starting from the date of establishment, the supervisors shall be replaced by the Audit Committee, and the functions of supervisors under the Securities and Exchange Act and any other laws and regulations shall be performed by the Audit Committee. After the termination or cancellation of public company status, the Company shall have one supervisor.

The Audit Committee shall be composed of all independent directors, one of which shall be the convener. The number of members, their terms and duties, and the meeting rules shall be set forth in the Audit Committee Charter. After the termination or cancellation of public company status, the foregoing in relation to the audit committee is no more applicable.

The Company shall establish an Audit Committee pursuant to Article 14-4 of the Securities and Exchange Act, and starting from the date of establishment, the supervisors shall be replaced by the Audit Committee, and the functions of supervisors under the Securities and Exchange Act and any other laws and regulations shall be performed by the Audit Committee.

The Audit Committee shall be composed of all independent directors, one of which shall be the convener. The number of members, the term, duties and meeting rules shall be set forth in the Audit Committee Charter.

Proposed amendments to this provision to meet the needs of business operations.

Article 17	In the event that no election of new directors is effected after the expiration of the tenure of existing directors, the tenure of the existing directors may be extended until the time new directors have been elected and assumed their offices.	In the event that no election of new directors is effected after the expiration of the tenure of existing directors, the tenure of the existing directors may be extended until the time new directors have been elected and assumed their offices.	Proposed amendments to this provision to meet the needs of business operations.

Article No.	After Amendment	Before Amendment	Explanation
	If the directors are dismissed for any reason, resulting in there being less than five directors, an election of directors to fill the vacancies shall be held at the next shareholders meeting, but if the number of vacancies in the Board of Directors reaches one-third (1/3) or more of the total number of directors, an extraordinary shareholders meeting shall be called in accordance with the Company Act to fill the vacancies, and the tenures of such successor directors shall be limited to the remaining tenures of the departing directors. If the independent directors are dismissed for any reason, resulting in there being less than the required minimum number of independent directors under the Securities and Exchange Act or these Articles, an election of directors to fill the vacancies shall be held at the next shareholders meeting, but if all the independent directors are all dismissed for any reason, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies. After the termination or cancellation of public company status, the foregoing in relation to the independent directors is no more applicable.	If the directors are dismissed for any reason, resulting in there being less than five directors, an election of directors to fill the vacancies shall be held at the most recent shareholders meeting, but if the number of vacancies in the Board of Directors reaches one-third (1/3) or more of the total number of directors, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies, and the tenure of such successor directors shall be limited to the remaining tenure of the departing directors. If the independent directors are dismissed for any reason, resulting in there being less than the required minimum number of independent directors under the Securities and Exchange Act or these Articles, an election of directors to fill the vacancies shall be held at the most recent shareholders meeting, but if all the independent directors are all dismissed for any reason, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies.

Article No.	After Amendment	Before Amendment	Explanation
Article 24

During the period when the Company is a public company in Taiwan, the documents and reports listed below shall be submitted to the Audit Committee for approval in accordance with Article 14-5 of the Securities and Exchange Act, and to the Board of Directors for approval, and then submitted to the annual shareholders’ meeting for approval. After the termination or cancellation of public company status, the Board of Directors shall prepare the documents and reports listed below and submit them to the supervisor for review and examination thirty days prior to the shareholders’ meeting.

(The content below will be omitted)

The documents and reports listed below shall be submitted to the Audit Committee for approval in accordance with Article 14-5 of the Securities and Exchange Act, and to the Board of Directors for approval, and then submitted to the annual shareholders’ meeting for approval.

(The content below will be omitted)

Proposed amendments to this provision to meet the needs of business operations.

Article 28	The Articles of Incorporation were first made and executed on September 30, 1997. The first amendment to the Articles of Incorporation (“Amendment”) was made on January 11, 2002. The second Amendment was made on April 15, 2002. The third Amendment was made on October 2, 2003. The fourth Amendment was made on January 15, 2004. The fifth Amendment was made on June 8, 2005. The sixth Amendment was made on June 22, 2006. The seventh Amendment was made on June 26, 2008.	The Articles of Incorporation were first made and executed on September 30, 1997. The first amendment to the Articles of Incorporation (“Amendment”) was made on January 11, 2002. The second Amendment was made on April 15, 2002. The third Amendment was made on October 2, 2003. The fourth Amendment was made on January 15, 2004. The fifth Amendment was made on June 8, 2005. The sixth Amendment was made on June 22, 2006. The seventh Amendment was made on June 26, 2008.	Added new dates of the latest amendment.

Article No.	After Amendment	Before Amendment	Explanation
	The eighth Amendment was made on March 20, 2009. The ninth Amendment was made on April 30, 2009. The tenth Amendment was made on June 18, 2010. The eleventh Amendment was made on June 17, 2011. The twelfth Amendment was made on June 26, 2012. The thirteenth Amendment was made on June 18, 2014. The fourteenth Amendment was made on June 23, 2015. The fifteenth Amendment was made on June 21, 2016. The sixteenth Amendment was made on June 26, 2018. The seventeenth Amendment was made on June 30, 2020. The eighteenth Amendment was made on August 20, 2021.	The eighth Amendment was made on March 20, 2009. The ninth Amendment was made on April 30, 2009. The tenth Amendment was made on June 18, 2010. The eleventh Amendment was made on June 17, 2011. The twelfth Amendment was made on June 26, 2012. The thirteenth Amendment was made on June 18, 2014. The fourteenth Amendment was made on June 23, 2015. The fifteenth Amendment was made on June 21, 2016. The sixteenth Amendment was made on June 26, 2018. The seventeenth Amendment was made on August 19, 2021

Exhibit 1

Party A’s Completion Conditions

1.

The audit committee, board of directors and shareholders’ meeting of Party B have duly approved the execution of this Agreement and the consummation of the Share Swap, and such resolutions have not been cancelled, amended, modified or supplemented unless otherwise required pursuant to the laws of request from competent authorities.

2.

Party B’s representations and warranties under Section 7 of this Agreement shall be true, effective and correct in all material respects as of the Signing Date and the Completion Date. In the event that any representations and warranties are qualified by materiality, such representations and warranties shall be true, effective and correct.

3.	Party B has not materially breached any obligation or covenant under this Agreement.

4.

There is no law or decision from a court with jurisdiction or arbitral award restricting, ceasing, prohibiting, or preventing the consummation of this Share Swap. There are no civil, criminal, arbitral or administrative proceedings that will prohibit, change, restrict or postpone the completion of the Share Swap.

5.

From the Signing Date to the Completion Date, there shall be no event that causes or will cause a material adverse effect to the business, property, financial, asset or operation results of Party B. For the sake of clarity, the floating in Party B’s stock price or trading volume shall not individually constitute a material adverse effect to the business, property, financial, or operation results of Party B.

6.

Party B shall have obtained all requisite approval, consent or authorization from the competent authorities, including but not limited to TPEx’s approval for termination of TPEx listing and FSC’s approval for cessation of public company status, if applicable.

7.	Party B shall have obtained consent, approval or authorization from any relevant third party for the consummation of this Share Swap, if applicable.

8.	Party B’s senior managers designated by Party A shall have executed the non-competition and non-solicitation agreements in the form and substance agreed to by Party A.

9.

Party B shall have provided a complete copy of the minutes for the End-of-Phase II meeting with the FDA which reveals no material concern from the FDA with respect to Target Group Company proceeding to Phase III clinical trial for TLC 590.

10.	Party B shall have delivered a certificate certifying that the completion conditions set forth in this Agreement have been duly satisfied.

Exhibit 2

Party B’s Completion Conditions

1.

The board of directors and shareholders’ meeting of Party A have duly approved the execution of this Agreement and the consummation of the Share Swap, and such resolutions have not been cancelled, amended, modified or supplemented unless otherwise made pursuant to the laws of request from competent authorities.

2.

Party A’s representations and warranties under Section 6 of this Agreement shall be true, effective and correct in all material respects as at the Signing Date and the Completion Date. In the event that any representations and warranties are qualified by materiality, such representations and warranties shall be true, effective and correct.

3.	Party A has not materially breached any obligation or covenant under this Agreement.

4.

No law or decision from court with jurisdiction, or arbitral award restricting, ceasing, prohibiting, or preventing the consummation of this Share Swap. No civil, criminal, arbitral or administrative proceedings that will prohibit, change, restrict or postpone the completion of the Share Swap.

5.	Since the Signing Date to the Completion Date, there shall be no event that causes or will cause material adverse effect to business, property, financial, asset or operation result of Party B.

6.

Party A shall have provided supporting documents reasonably acceptable to Party B with respect to Party A’s ability to pay the redemption price with respect to those non-converted Series B Special Shares upon the maturity date of the Series B Special Shares.

7.	Party B shall have obtained all requisite approval, consent or authorization from the competent authorities.

8.	Party A shall have delivered a certificate certifying that the completion conditions set forth in this Agreement having been duly satisfied.

Exhibit 3

Party A’s Representations and Warranties

1.

Legal Establishment and Existence of the Company: Party A is a company limited by shares, established and registered in accordance with the Company Act of the Republic of China, is still legally existing, and has obtained all necessary licenses, approvals, permits and other certificates to conduct its business. Party A has not made any resolution to dissolve, liquidate, or file a petition for bankruptcy, settlement, or reorganization on its own, and has not been approved or required by court orders, administrative orders or relevant laws to dissolve, settle, reorganize or declare bankruptcy, and is not subject to suspension of business, dissolution of the company, annulment of establishment permit or cancellation of business license by any administrative disposition from the competent authority.

2.

The company is an investment holding company, does not operate other businesses, and does not hold shares or investments in other companies. On the Completion Date of the Share Swap, Party B will become the only company that Party A holds investment in.

3.

Valid Resolutions and Authorizations: Party A has only one director that is the chairman of the board on or prior to the Signing Date. Party A does not have a board of directors in accordance with its articles of incorporation, and the powers of the board are exercised by the director who serves as the chairman of the board. The chairman of Party A may execute, deliver, and perform this Agreement or other documents related to this Agreement on behalf of the company, and perform the obligations under this Agreement and the relevant documents. After the signing of this Agreement and its relevant documents, and assuming that Party B and the other parties to the documents have also legally authorized, executed and delivered the documents, this Agreement and its relevant documents will form an effective and binding obligation on Party A, and are enforceable upon Party A.

4.

The Company’s Registered and Paid-In Capital: Party A’s registered and paid-in capital and issued shares on the Signing Date as stated in Section 2.1 of this Agreement are validly issued and fully paid. Except that Series A preference shares of Party A shall be pledged in accordance with the stock and exchangeable securities option agreement and stock pledge agreement between Series A preference shareholders and PAG Growth Lynx Holding (BVI) Limited (“PAG”), no other burdens or encumbrances have been created thereon. Except as otherwise provided by law or set forth in Party A’s articles of incorporation, Party A’s shareholders have unrestricted voting rights and can receive Party A’s interest and dividends. Party A has not issued other securities of any character to equity rights or new shares of restricted rights for employees, and has not issued or signed other options, stock options, exchangeable or convertible securities, right of first refusal, or valid promises which enable others to obtain Party A’s shares and promises, beneficial offers or similar rights that enable others to acquire equivalent rights to those of Party B’s holders of common shares. Except as stipulated in Party A’s articles of incorporation, Party A has no other obligation to redeem, buy back or by other means to obtain its shares. Party A has no corporate bonds, debentures, convertible corporate bonds, promissory notes, or other securities that enable such holders to have the same voting rights as Party A’s shareholders. When the second series preference shares are issued on the Completion Date of the Share Swap, they will be issued validly, fully paid and non-assessable, and no other burdens or encumbrances will be created thereon.

5.

Assets and Liabilities: Except for the loan agreement with TLC BioSciences Corp. and the guarantee and promissory note provided to PAG pursuant to the securities purchase agreement, Party A has no other assets and liabilities.

6.

Contracts and Promises: Any material contracts, agreements, declarations, guarantees, warranties, commitments, or other obligations signed, agreed, or promised by Party A have been provided to Party B in writing, and there are no misrepresentations, concealments or falsehoods.

7.	Labor and Employee Matters: Party A has no employees.

8.

The Legality of the Transaction: Party A’s execution of this Agreement and consummation of the Share Swap does not violate: (1) any current laws and regulations; (2) courts or relevant authorities’ judgments, orders or dispositions; (3) Party A’s articles of incorporation; or (4) any contract, agreement, declaration, promise, guarantee, warranty, commitment, or other obligation binding on Party A.

9.

Litigation and Non-Litigation: Party A does not have any litigation or non-litigation matters, the results of which are sufficient to dissolve Party A or materially change its organization, capital, business plan, financial situation, production plan, or other circumstances that have a material adverse effect on Party A’s business or finances.

10.

The Authenticity and Completeness of the Documents: Any documents of Party A provided to Party B, including but not limited to disclosures, relevant transaction documents, financial statements, or any information from vouchers presented by Party A, have disclosed all relevant information regarding contracts or other documents that may cause material adverse effects on or restrictions to the rights and interests of Party A, are authentic and correct in all respects, and contain no material falsehoods, misrepresentations or concealments.

11.

Experienced Investors: Party A has sufficient financial or commercial knowledge and experience to judge the risks associated with the transactions contained in this Agreement and knows that the transaction conditions in this Agreement are in line with the past practices for the same type of transaction.

12.

Other matters: As of the Signing Date, to the knowledge of Party A, Party A has not violated any laws or regulations or lost credit that could materially affect the company’s ongoing operations or consummation of the Share Swap.

Exhibit 4

Party B’s Representations and Warranties

The terms that are not defined in this appendix have the same definitions as given in this Agreement. The terms used in this appendix are defined as follows:

“Target Group Company” refers to Party B and its Affiliates (including any one or more of such companies, depending on the context).

“Target Group Company’s Financial Report” refers to (1) Party B’s 2018 audited consolidated financial report; (2) Party B’s 2019 audited consolidated financial report; (3) Party B’s 2020 audited consolidated financial report; and (4) Party B’s consolidated financial report as of March 31, 2021 that has been reviewed by an accountant.

1.	Legal Establishment and Existence of the Company

1)

Each Target Group Company is incorporated and legally exists in accordance with the relevant laws and regulations in its jurisdiction of incorporation, and has obtained all necessary licenses, approvals, permits and other certificates to conduct business. Target Group Company has not made any resolution to dissolve, liquidate, or file for bankruptcy, reconciliation, or reorganization on its own, has not been approved or required by court orders, administrative orders, or relevant laws to dissolve, reconcile, reorganize, or declare bankrupt, and is not subject to suspension of business, dissolution of the company, annulment of incorporation registration or cancellation of business license by any administrative disposition from the competent authority. The articles of incorporation or other organizational documents of each group company are effective and can be implemented. No group company has materially violated its applicable articles of incorporation or other organizational documents. Except in the case of appointing an external agent for registration or an agent for stock affairs, each group company owns and controls its shareholders list, company records and seals.

2)

Information regarding (1) the place of incorporation of each company or entity; (2) the share capital or registered capital issued by each company or entity; and (3) the shareholders or equity holders of each company has been provided to Party A. Except for the aforementioned information of Target Group Company that has been provided to Party A, Target Group Company does not control or hold (regardless of whether legally or economically and substantially) other companies or entities, nor do they participate in any other joint ventures, partnerships or arrangement that impacts materially on the business of Target Group Company. The shares or capital of each company or entity of Target Group Company is legally authorized, validly issued, fully paid and non-assessable and no burdens or encumbrances have been created thereon. Except as otherwise provided by law, the shareholders or equity holders of each group company have unrestricted voting rights and can receive dividends and interests from subsidiaries held by each group company or its investment companies.

2.

Resolutions and Authorizations of the Audit Committee and the Board of Directors: On or prior to the Signing Date, the audit committee and the board of directors of Party B have resolved to execute this Agreement and authorize the chairman or its designated person to execute, deliver, and perform this Agreement and its relevant documents on behalf of Party B, and perform the obligations under this Agreement and its relevant documents. After the signing of this Agreement and its relevant documents, and assuming that Party B and other parties to the documents have also legally authorized, executed and delivered the documents, this Agreement and its relevant documents will form an effective and binding obligation on Party B, and are enforceable upon Party B.

3.

The Company’s Registered and Paid-In Capital: Party B’s registered and paid-in capital and its issued shares are as stipulated in Section 2.2 of this Agreement. On the Signing Date, all the issued shares of Party B have been legally authorized and issued, fully paid and non-assessable. Except for the employee stock options of that may subscribe to 2,991,630 common shares of Party B outstanding as of the Signing Date, Party B has not issued other securities of any character to equity rights or new shares of restricted rights for employees, and has not issued or signed other options, stock options, exchangeable or convertible securities, rights of first refusal, or valid promises which enable others to obtain Party B’s shares and promises, beneficial offers or similar rights that enable others to acquire equivalent rights to those of Party B’s holders of common shares. Party B has no other obligation to redeem, buy back or by other means obtain its shares. Party A has no corporate bonds, debentures, convertible corporate bonds, promissory notes, or other securities that enable such holders to have the same voting rights as Party B’s shareholders.

4.	The Legality of the Transaction: The execution of this Agreement and consummation of the Share Swap by Party B has not:

1)	violated any current laws and regulations, or the applicable laws and regulations of the assets of Target Group Company which could be reasonably expected to cause material adverse effects;

2)	violated any judgements, orders or administrative orders from a court or relevant competent authority;

3)	violated Target Group Company’s articles of incorporation;

4)

materially violated any contract, agreement, declaration, promise, guarantee, warranty, commitment or other obligation of any Target Group Company binding on Party B, or caused such contract, agreement, declaration, promise, guarantee, warranty, commitment or other obligation to be terminated, modified, accelerated or revoked (or granted parties to such contract or agreement the right to exercise the corresponding rights); or

5)	caused the material assets of Target Group Company to create encumbrances or other burdens for the benefit of a third party.

5.	Financial Report and Information:

1)

Party B has delivered authentic and complete financial reports of Target Group Company to Party A. Each financial report (including its notes): (1) is based on the account books and financial records of Target Group Company; (2) is based on then effective Business Entity Accounting Act and International Financial Reporting Standards during the period of the financial report; (3) is sufficient to adequately present the financial status of Target Group Company during the period covered by the financial report; (4) is complete and correct in all material aspects, and does not contain material falsehoods or discrepancies; and (5) in all material aspects is maintained in accordance with applicable laws and good business and accounting practices.

2)

The internal accounting system of Target Group Company is sufficient to reasonably ensure the credibility of Target Group Company’s Financial Reports and (1) transactions contained in the Target Company’s Financial Report were properly authorized by the management; and (2) records for each transaction have been kept properly for Target Group Company’s Financial Report.

3)	The employees or managers of Target Group Company who have the authority to prepare the Target Group Company’s Financial Report have not engaged in fraud or deception during such preparation.

4)

The accounts receivable of Target Group Company in each accounting period have been stated in the Target Group Company’s Financial Report in its respective accounting period. These accounts receivable can serve as valid and enforceable claims, are recoverable in accordance with commercial practices, and reserve discounts in compliance with the International Financial Reports Standards. No right of claim, right of refusal or right of set-off against Target Group Company exists among the accounts receivable.

5)

Except for (1) liabilities that have been presented in the financial report of the target company; (2) liabilities arising from this Agreement; and (3) ordinary business and past trading practices from the date of the Target Group Company’s Financial Report that in reasonable expectation will not incur liabilities with adverse effect on Target Group Company, the group company has or bears no other forms of liabilities.

6.

Litigation and Non-Litigation: Target Group Company does not have any litigation or non-litigation events, the results of which are sufficient to dissolve Target Group Company or materially change its organization, capital, business plan, financial situation, production plan, or other circumstances that have a material adverse effect on Target Group Company’s business or finances.

7.	Property:

1)	Real Property:

A.

The real properties which are material to the operation of its business that Target Group Company rents, subleases, is agreed or authorized to use or possess (hereinafter collectively referred to as the “Lease”), in accordance with their respective contracts, and the respective locations of those real properties, have been disclosed to Party A (hereinafter collectively referred to as the “Leased Real Property”).

B.

To the knowledge of Party B, Target Group Company does not have any material breach of the Lease, nor has it received any notice or continuation of limitation arising from the Lease which would reasonably be expected to be a material default under the Lease.

C.	Target Group Company has not received a notice in writing, a notice of refusal to use, or a notice urging it to make payment or perform other obligations from the counterparty of the Lease.

D.

The parties to the Lease have negotiated in good faith and in accordance with trading practices before entering into a contract, and there is no oral agreement on the leasing, use or possession of Target Group Company’s real property that is material.

E.	Except for the breach of contract conditions existing in the Lease, to the knowledge of Party B, no third party may revoke, terminate, or rescind a Lease.

F.

Except for the expenses incurred in the Lease or otherwise agreed to (such as repair fees, management fees, security deposits, etc.), there are no refunds, assignments, discounts, rent-free decoration periods, rebates, finish-out allowances, or other agreements that will materially affect the lessee in the Lease.

G.	Target Group Company has maintained sufficient and appropriate insurance on the Leased Real Property.

H.	No third party possesses the Leased Real Property without authority or otherwise materially hinders Target Group Company from using the Leased Real Property.

2)	Assets

A.

Assets and liabilities are listed in the Target Group Company’s Financial Report as of the date thereof, and Target Group Company is entitled to legal ownership, right to use or other legal rights to all the listed assets, and except for those disclosed in the Target Group Company Financial Report or its notes, there are no restrictions or limitations imposed on the usage, gain and disposition of such assets, unless such restrictions or limitations have no material adverse effect on the operations, business or financial status of Target Group Company.

B.

Target Group Company has good and transferable ownership or right to use on its assets, and no encumbrances have been created thereon. As for the right to use of such assets obtained through leasing or other legal means, Target Group Company has been abiding by the lease contracts or other obligations. After the Completion Date of the Share Swap, the assets of Target Group Company are reasonably sufficient to enable it to continue the operation of business in the same manner within 12 months after the Completion Date of the Share Swap.

C.

Target Group Company’s assets have been operated in all material respects in accordance with all applicable Laws and applicable Contracts relating thereto and are in good operating condition and repair in all respects (reasonable wear and tear excepted, taking into consideration their age and use), have been regularly and properly maintained where such maintenance is required.

8.	Contracts and Promises:

1)

All material contracts to which Target Group Company is a party, on the Signing Date of this Agreement and the Completion Date of the Share Swap, are effective. “Material Contract” refers to the authorization of intellectual property rights, each lease contract for real properties, each contract with any contract manufacturing Organization (CMO) or other third-party manufacturer, each contract with any contract research organization (CRO), each contract in connection with development or commercialization of any products or product candidates, each contract with any major supplier of Target Group Company, each contract relating to any indebtedness involving actual or potential liability owed to or by Target Group Company in excess of US$5,000,000, each contract regarding transactions with related persons of Target Group Company, each employment contract entered into between a Target Group Company and a senior manager, and each contract involving any mediation or settlement of any actual or threatened litigation matters.

2)	Except for the Material Contracts, Target Group Company is not a party to or is otherwise bound by any of the following contracts:

A.

any contract with respect to any (i) joint venture, strategic cooperation or collaboration arrangement, joint sales, marketing agreement, or partnership arrangement, in each case, that is material to Target Group Company’s business, or (ii) other agreement involving a sharing of revenues, profits, losses, costs or liabilities by Target Group Company that is material to its business;

B.	any contract other than this Agreement that involves, directly or indirectly (by merger, license or otherwise), any securities, business, acquisition or disposition of assets of Target Group Company;

C.

any contract that restricts the ability of Target Group Company or its Affiliates to conduct any business activity in any business or geography or grants the other party or any third person “most favored nation”, exclusivity or similar status or any right of first refusal, first notice or first negotiation that would reasonably be expected to result in a material adverse effect;

D.

any contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any person or any real property providing for any outstanding earn-out, indemnification or similar contingent payment payable by any Target Group Company to any person (other than Target Group Company);

E.

any contract which is material to Target Group Company which would, absent a consent or waiver from the counterparty thereto, result in any breach of such contract or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under such contract, or give to others any right of termination, amendment, acceleration or cancellation of such contract, or result in the creation of encumbrances on any property or asset of any Target Group Company as a result of a change of control or the transaction;

F.	any contract relating to any capital expenditure in the amount in excess of US$5,000,000; or

G.

any contract which is outside the ordinary course of business of any Target Group Company or business which is not on non-arm’s length commercial terms, in each case, which is material to Target Group Company.

3)

Material Contract is a legal, valid, binding, and enforceable obligation of Target Group Company, and is applicable to the counterparty thereto. To the knowledge of Party B, no Target Group Company is in breach of or intends to terminate Material Contract. To the knowledge of Party B, except as disclosed in Section 8 of the Disclosure Schedule, neither the execution of this Agreement or any other related documents nor the transactions under this Agreement shall constitute a default under, or give rise to termination of or rescinding of rights under, any Material Contract.

4)

Target Group Company has furnished or made available to Party A authentic and complete copies of all Material Contracts (in each case, subject to any redaction reasonably deemed necessary or appropriate by Target Group Company of critical and commercially sensitive information contained therein).

9.	Labor and Employee Matters:

1)

No Target Group Company is in any material violation of any law or governmental order, or any provision of any contract, or any agreement between an employee and any prior employer. No Target Group Company has received any written notice of resignation from any Senior Manager. To the knowledge of Party B, no senior manager intends to terminate their employment with Target Group Company, and none of the Target Group Company has a present intention to terminate the employment of any senior manager.

2)

No Target Company Group is involved in any current on-going strike, slowdown, work stoppage or similar activity, or industrial or trade dispute or negotiation regarding a claim with any trade union or other body representing employees or former employees of any Target Group Company, and none of the foregoing is threatened between any Target Group Company and its employees. None of the Target Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by any Target Group Company as of the date hereof, and no labor union has requested or has sought to represent any of the employees, representatives or agents of any Target Group Company. There are no material unfair labor practice complaints pending or, to the knowledge of Party B, threatened material disputes among Target Group Company, its directors, employees and former employees.

3)

Each Target Group Company (i) is in material compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, holidays and leave, the payment and withholding of taxes and other sums as required by the appropriate governmental authority, and (ii) does not have material liability for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no material claim with respect to payment of wages, salary or overtime pay that has been asserted with respect to any persons currently or formerly employed by any Target Group Company. To the knowledge of Party B, there is no claim with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending against Target Group Company.

4)

Target Group Company’s pension plans are in compliance with their terms and with the applicable laws and government requirements along with relevant regulations in all respects, and all contributions and costs in relation to the pension plans which are due have been paid to the pension providers.

5)	All material employee plans of Target Group Company (hereinafter “Employee Plan”) have been provided completely to Party A.

6)

The Employee Plan is in compliance in all material respects with its terms and the requirements of all applicable laws. To the knowledge of Party B, no litigation is now pending or, threatened with respect to any Target Group Company (other than claims for benefits in the ordinary course), and, no fact or event exists that could give rise to any such litigation. All employer and employee contributions to the Employee Plan required by applicable laws or by relative terms of such Employee Plan have been made, or, if applicable, accrued in accordance with normal accounting practices. Each Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

7)

Neither the execution and delivery of this Agreement nor the consummation of the transactions therefrom will (i) result in any payment becoming due to any current or former employee of Target Group Company under any of the Employee Plans, (ii) increase any expenditure other than what is stipulated under the Employee Plans or (iii) result in any acceleration of the time of payment or vesting of any such benefits under any Employee Plan.

8)

None of the Target Group Company is obligated to grant any options, shares or other rights to purchase or acquire shares of any Target Group Company to any employees, consultants or directors of any Target Group Company after the date hereof.

10.

Environment: If the business of Target Group Company, in accordance with relevant environmental protection laws and regulations, is required to apply for a pollution facility installation permit or a pollution discharge permit, pay pollution prevention fees or set up an environmental protection unit with appropriate personnel, Target Group Company has done so. To the knowledge of Party B, none of Target Group Company is involved in any environmental pollution disputes or is being punished by the environmental protection authorities.

11.	Intellectual Property:

1)

The information of (i) all registered intellectual property by Target Group Company; (ii) all pending applications for registration of Intellectual Property owned or filed by Target Group Company (including the application and registration date, and the jurisdiction where such intellectual property is registered, patented, and all registration, patent or application numbers, as appropriate); (iii) all unregistered material trademarks, service marks and brand names owned by Target Group Company; (iv) all contracts which involves a license, sublicense, or permit for any third party to use the intellectual property rights owned by Target Group Company where Target Group Company is a party thereto; and (5) all contracts which involve a license, sublicense, or permit for Target Group Company to use the intellectual property owned by a third party where Target Group Company is a party thereto, have been disclosed to Party A.

2)

Target Group Company owns or by other means has sufficient rights to all Intellectual Property necessary and sufficient to conduct its business that it is now conducting and has conducted as of the Completion Date of the Share Swap, and such business will not conflict or infringe the rights of any other person.

3)

To the knowledge of Party B, there is no litigation, warning letter, deposit letter, request letter, dispute, request, claim or other similar procedure regarding the use of intellectual property rights of Target Group Company.

4)

The registered intellectual property rights of Target Group Company are only registered in the name of Target Group Company, and all renewal and application fees for Target Group Company’s registered intellectual property have been fully paid.

5)

To the knowledge of Party B, no Target Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any intellectual property to be invalid, unenforceable or not subsisting.

6)	No intellectual property is the subject of any encumbrance, license or other contract granting rights therein except for the circumstance of license.

7)

No intellectual property owned or used by Target Group Company is subject to any proceeding litigation, settlement agreement or other arrangement that (i) restricts in any manner the use, transfer or licensing thereof, or the making, sale, or offering of any Target Group Company’s products, or (ii) may nullify the ownership or the right to use of such Intellectual Property.

8)	The execution of this Agreement and other relevant documents and the transactions under this Agreement shall have no adverse effect on any right, ownership, and interest of such intellectual property.

9)

No Target Group Company has misappropriated, violated, or infringed in any respect any intellectual property of any other person, nor has any Target Group Company received any written notice alleging any of the foregoing, nor has any Target Group Company become aware of any fact that would form a reasonable basis for a claim, suit, or allegation of the foregoing. To the knowledge of Party B, no Person has challenged the ownership, validity, enforceability, or use of any intellectual property by Target Group Company. No Target Group Company has agreed to indemnify any person for any infringement, violation, or misappropriation of intellectual property of such person.

10)

All inventions and know-how related to Target Group Company that have been conceived by its employees are currently owned exclusively by Target Group Company. All employees, contractors, agents, and consultants of Target Group Company who are or were involved in the creation of any intellectual property for Target Group Company have executed an agreement that vests in a Target Group Company ownership of all rights, titles and interest in and to such intellectual property. All employee inventors of such intellectual property have received reasonable reward and remunerations for his/her service inventions or service technology achievements in accordance with the applicable laws.

To the knowledge of Party B, it will not be necessary to utilize any intellectual property of any such persons made prior to their employment by a Target Group Company, except for those that are exclusively owned by a Target Group Company. To the knowledge of Party B, none of the employees, consultants or independent contractors currently or previously employed or otherwise engaged by any Target Group Company, (i) is in violation of any current or prior confidentiality, non-competition or non- solicitation obligations to such Target Group Company or to any other persons (including former employers), or (ii) is obligated under any contract or claim, that would interfere with the use of his/her best efforts to promote the interests of Target Group Company or that would conflict with the currently proposed business of Target Group Company.

11)

Each Target Group Company has taken all necessary measures to protect, maintain and safeguard such intellectual property and made all applicable filings, registrations, and payments of fees in connection with the foregoing. To the knowledge of Party B, all current and former officers, employees, consultants and independent contractors of any Target Group Company and all suppliers, customers, independent contractors, and all distributors, dealers and other persons having access to material intellectual property have executed and delivered to Target Group Company an agreement containing provisions relating to the protection of such intellectual property. To the extent that any such intellectual property has been developed or created independently or jointly by an independent contractor or other third party for any Target Group Company and is incorporated into any products or services of any Target Group Company, such Target Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of or license to such independent contractor’s or third party’s intellectual property in such work, material or invention by operation of laws or valid assignment or license. To the knowledge of Party B, none of the Target Group Company’s trade secrets or confidential information have been disclosed to another person, except pursuant to written confidentiality obligations.

12.

Information Technology: In the twelve (12) months prior to the date hereof, there have been no material failures or breakdowns of any computer hardware or software, or other computer or communication systems, used or licensed exclusively in relation to the business of Target Group Company, which have had or may be reasonably expected to have a material impact on the business of Target Group Company. Target Group Company have taken all necessary actions to protect the confidentiality, integrity, and security of the IT assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (a) data backup procedures, (b) disaster avoidance and recovery procedures and (c) business continuity procedures.

13.	Permits and Legal Compliance:

1)

Each Target Group Company is in possession of all material licenses, permits, consents, authorizations, certificates, and registrations (the “Material Permits”) necessary for such Target Group Company to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted and, no suspension or cancellation of any of the Material Permits is pending or threatened. All such Material Permits are valid and in full force and effect and would not have or result in a material adverse effect impact on Target Group Company. Party B has provided to Party A complete and accurate copies of all Material Permits.

2)

The products of Target Group Company are being and at all times have been manufactured, imported, exported, processed and developed in compliance with all applicable laws, including the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”); the Public Health Services Act (the “PHSA”) and analogous laws promulgated by foreign, federal, state, provincial or local governmental authorities; and any regulations adopted by government authorities thereunder (including, as applicable, those requirements relating to investigational use, and pre-market approval). As of the date hereof, none of the Target Group Company has received notice of any pending or threatened investigation or action from the FDA, the U.S. Department of Justice or any other federal, state, local, or foreign governmental authorities alleging that any Target Group Company is in violation of any applicable laws, including the FD&C Act, the PHSA any similar federal or state equivalents to any of the foregoing.

3)

Neither Target Group Company (including any director, officer or employee of any Target Group Company) nor, to the knowledge of Party B, any agent of Target Group Company, has (i) made any false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any Governmental Authority or in any legal proceeding; or (ii) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for the FDA or any other governmental authorities to invoke any similar policy.

4)

Neither Target Group Company (including any director, officer or employee of any Target Group Comany), nor, to the knowledge of Party B, any agent of Target Group Company, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment or exclusion under applicable laws. No actions that are pending or threatened would reasonably be expected to result in such a debarment or exclusion of Target Group Company (including any director, officer or employee of any Target Group Company).

5)

All manufacturing operations conducted by or for the benefit of Target Group Company have been and are being conducted in compliance with applicable laws and regulations. There has been no voluntary or mandatory recall, withdrawal, suspension, seizure, or discontinuance of the products, including any field alert, field correction, warning, “Dear Doctor” letter, safety alert or other notice relating to an alleged lack of safety, efficacy, or regulatory compliance of the products. There are no facts that are reasonably likely to cause, nor has any Target Group Company received any written notice that any other governmental authority has commenced or threatened to commence a termination or suspension of the manufacture, import, export, marketing, testing, or distribution of any products of Target Group Company.

6)

All studies, tests and clinical and non-clinical studies conducted by or on behalf of Target Group Company have been conducted in compliance with research protocols and all applicable laws. No non-clinical research, clinical study or other study or test conducted by or on behalf of Target Group Company with respect to its products has been required or demanded by any government authority to be terminated or suspended prior to completion.

7)

None of the Target Group Company has received any notice that any government authority, investigator, or any relevant institutional review board, independent ethics committee or any other similar body has (i) refused to approve any clinical study, or any substantial amendment to a protocol for any clinical study or a protocol for any clinical study conducted or proposed to be conducted on behalf of Target Group Company or (b) initiated, or threatened to initiate, any action to suspend any clinical study conducted by or on behalf of Target Group Company or any of its Affiliates, or suspend or terminate any Investigational New Drug Application filed with the FDA (or an analogous application or filing with any analogous governmental authority outside of the U.S. under any analogous foreign law for the purposes of obtaining permission to conduct human clinical trials in such jurisdiction) sponsored by Target Group Company, or otherwise restrict or delay the non-clinical research on or clinical study of any product.

8)

No Target Group Company has received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents or notifications from any governmental authority, or any institutional review board, independent ethics committee or similar body, alleging a lack of compliance with any applicable laws. No Target Group Company has been subject to any corporate integrity agreement, deferred prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities.

9)

Target Group Company maintains a code of ethics, code of conduct or similar legal compliance program of a type customarily maintained by a company listed on the Taipei Exchange and by a foreign issuer listed on the Nasdaq Global Market, and Target Group Company has established and maintains a system of internal controls that is sufficient to prevent, monitor and address (potential) violations of laws, and provide reasonable assurance regarding compliance with laws and with such code of ethics, code of conduct or similar legal compliance program.

10)

There is no pending litigation, investigation, disciplinary proceeding or inquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, government authority outstanding against any Target Group Company or any of its directors or officers, employees, agents or other third parties acting for or on the behalf of Target Group Company, in each case, which would result in a material impact on Target Group Company.

11)

None of the Target Group Company has received any written notice during the three (3) years before the date of this Agreement from any court, tribunal, arbitrator, government authority with respect to a violation and/or failure to comply with any applicable laws in any material respects.

14.	Anti-Corruption Matters:

1)

Each Target Group Company (including any of its directors, officers, and employees) and, to the knowledge of Party B, its agents and other persons acting on its behalf (collectively, “Representatives”) are and have been in compliance with all law relating to anti-bribery, anti-corruption, and anti-money laundering (collectively, the “Anti-Corruption Laws”). Each Target Group Company has maintained complete and accurate books and records as required by law.

2)

To the knowledge of Party B, no government official (i) holds an ownership or other economic interest, direct or indirect, in any of the group company regardless of whether on the basis of any relationship or (b) serves as an officer, director or employee of any Target Group Company.

3)

To the knowledge of Party B, neither any Target Group Company nor any Representative has, under the knowledge that such payment in part or all, directly or indirectly, would be offered to another person, offered, paid, promised to pay, or authorized the payment of any money or anything of value to any government official, directly or indirectly, under any of the following circumstances:

A.

for the purpose of (i) influencing any act or decision of a government official in their official capacity; (ii) inducing a government official to act or omit to act in violation of their lawful duties; (iii) securing any improper advantage; (iv) inducing a government official to influence or affect any act or decision of any governmental authority or (v) assisting any Target Group Member or any Representative in obtaining or retaining business for or with, or directing business to, any Target Group Company or any Representative; or

B.	in a manner that would constitute a breach of any Anti-Corruption Laws.

4)

No Target Group Company (including any of its directors, officers and employees) nor, to the knowledge of Party B, any of its Representatives has ever been found by a governmental authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery.

5)

No Target Group Company (including any of its directors, officers and employees) nor, to the knowledge of Party B, any of its Representatives is a prohibited person. No Target Group Company (including any of its directors, officers and employees) has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction, with a prohibited person.

15.

Target Group Company, (ii) all outstanding insurance claims and (iii) all insurance claims made during the three (3) years preceding the Signing Date of this Agreement. Target Group Company has in full force and effect clinical trial liability insurance policies and other insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow them to maintain the operations of Target Group Company and its business assets. All insurance premiums due and payable with respect to such insurance policies have been duly paid and all such policies are in full force and effect and are not void or voidable.

No claims have been made or notified under any policy in the past twelve (12) months and to the knowledge of Party B, no event of an outstanding, or threatened claim has occurred. Insurance: Documents regarding (i) all material insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities, and operations of

16.

Products: There are no outstanding or, to the knowledge of Party B, threatened product liability claims that relate to any product of Target Group Company being manufactured, created, distributed, or sold by, or on behalf of any Target Group Company prior to the Signing Date of this Agreement. The producers of TLC166 have maintained adequate quality control, quality assurance and qualified personnel at their facilities and met the approval requirements of FDA, the European Medicines Evaluation Agency and China National Medical Products Administration for purpose of producing TLC166 for sale in the United States, in the EU and in the People’s Republic of China, respectively.

17.	Tax:

1)

All material tax liabilities whether actual, deferred, contingent or disputed, of each Target Group Company (on a consolidated basis), (i) measured by reference to income, profits or gains earned, accrued or received on or before the accounts date, or (b) arising with respect to an event occurring or arising on or before (whether wholly or partly) the Accounts Date, are fully disclosed in the Target Group Company’s Financial Reports.

2)

In the period starting on the relevant accounts date of Target Group Company’s Financing Reports and ending at the Completion Date of the Share Swap, (i) no event has occurred which has or could have the effect of prejudicing in computing or eliminating the provision for deferred tax contained in the accounts, and (b) no Target Group Company has been involved in any transaction which has given or may give rise to tax liability other than with respect to normal trading income or receipts of any Target Group Company concerned arising from transactions entered into by it in the ordinary course of business.

3)

Each Target Group Company has duly, and within any appropriate time limits, made all tax returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities and has maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate and all the tax returns and notices were and remain complete and accurate.

4)

As of the Signing Date, none of the Target Group Company is involved in any current dispute with any tax authority with respect to material taxes that would result in a material adverse effect. None of the Target Group Company has been the subject of any material tax audit by any tax authority with respect to material taxes.

5)	There is no litigation pending or, to the knowledge of Party B, threatened in writing against any Target Group Company with respect to any taxes.

6)

Any tax incentives and concessions (if any), including tax holidays, tax refunds, or similar tax attributes claimed by Target Group Company, have been approved by governmental authorities, if required, and all information supplied to any tax authority or other appropriate authority in connection with any such incentives and concessions contains a full and accurate disclosure of all relevant facts and circumstances. There are no facts or circumstances that could cause any such incentive or concession to be revoked or annulled or that could result in a claw-back or repayment of the material benefits resulting therefrom.

7)	There is no possible penalty from a governmental authority in a jurisdiction on any Target Group Company for not filing tax returns.

8)	No Target Group Company has claimed any material relief, including roll-over relief, exemption, deferral, or any relief that is subject to a potential claw-back.

18.

Financial Advisor: No broker, finder, investment bankers, financial advisor or other Person is employed by Target Group Company and is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection with the transactions under this Agreement and the Share Swap, and Target Group Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges with respect to the transactions or the Share Swap under this Agreement.

19.

Related Party Transactions: Except as otherwise disclosed in the Target Group Company’s Financial Reports or Form 20-F filed by Target Group Company with respect to the fiscal year ended December 31, 2020, neither related party of any Target Group Company is a party to any transactions under any contracts with respect to material assets, rights, and property regarding Target Group Company, nor owns any material assets or rights which are owned by any Target Group Company other than (i) for payment of salary or services rendered in the ordinary course of business on arm’s length commercial terms, (ii) relating to employee benefits in the ordinary course of business consistent with past practice and in compliance with the policies of such Target Group Company regarding compensation and benefits and (iii) any director or officer indemnity agreement in the ordinary course of business. All Material Contracts and transactions between Target Group Company and related party have proceeded in the ordinary course of business and are consistent with past practices and in accordance with arm’s length commercial terms.

20.

Delivery or Report of Documents Required by Law: As of the Signing Date of this Agreement, Target Group Company has delivered reports, registrations, or other documents in a timely manner in accordance with the laws and regulations and has paid all fees that are due and payable. All deliveries or reports of documents required by law by Target Group Company have met the requirement of relevant laws and regulations and do not contain material misrepresentation or intentional concealment.

21.

The Completeness and Authenticity of the Documents: Any document of Target Group Company provided to Party A, including but not limited to disclosures, relevant transaction documents, financial statements, or any other information from vouchers presented by Target Group Company, regarding all contracts or documents that would result in a material adverse effect or restriction of rights to Target Group Company, have been disclosed, and in all respects are authentic and correct, and no material misrepresentation, falsehood or concealment exists.

22.

Other Matters: As of the Signing Date, to the knowledge of Party B, Target Group Company has not violated any laws or regulations or lost credits that would materially affect the ongoing business operation and the implementation of the Share Swap.

23.

Disclosure After the Date Hereof: If Party B discovers, after the Signing Date, that there is any error, omission, unauthentic or incorrect statement, guarantee and disclosure made in accordance with this article on the Signing Date, and such error, omission, inauthenticity, or incorrectness materially affects the operation of Target Group Company and is able to affect Party A’s assessment of the Share Swap, Party B shall immediately notify Party A in writing and correct or update the disclosures; notwithstanding the foregoing, such correction or update does not affect the rights or remedies that Party A may claim in accordance with the law or this Agreement. If, after the Signing Date, any event occurs in connection with Target Group Company prior to the Completion Date of the Share Swap, which causes the statements, guarantees or disclosures in this article to be erroneous, misleading, false, or incorrect, Party B shall immediately provide a written supplement to the originally provided information and disclosures or otherwise update Party A in writing.

Exhibit 5

Party B’s Covenants

1.

Party B shall immediately notify Party A when it acknowledges any breach of any representation, warranty or agreement, or any event that could result in any representation or warranty made under Section 7 become no longer true and correct.

2.

Party B shall use its best efforts to cause the satisfaction of all the completion conditions set forth in Section 5.1, including but not limited to, filing requisite report, application to the competent authorities, following the necessary statutory procedures, cooperating with Party A to handle any matter that could affect the consummation of this Share Swap. Party B shall also provide necessary explanation to the competent authorities pursuant to applicable laws and regulations.

3.	Party B shall use its best efforts to perform the following:

1)

The properties owned or used (including tangible or intangible assets) by Target Group Company shall be maintained, managed, improved or kept to keep its original value and function. There shall be no event that would cause damage, destruction, loss that would deduct the value of properties as a result of intended or material negligence behaviors.

2)

Target Group Company shall collect and keep accounting, financial, transaction, litigation and other documents relevant to the assets and operation of company pursuant to applicable laws and in good faith.

3)

Target Group Company shall conduct its business pursuant to applicable laws, articles of incorporation of the company, internal policies and in consistent with the business standards and its past operation. Target Group Company shall also continue to manage and operate its business in good faith and as a prudent manager.

4)	Target Group Company shall comply with relevant laws and regulations, and use its commercially reasonable efforts to maintain the relationships with its customers and employees.

5)

Target Group Company shall continue to maintain and manage the licenses, permits and approvals that have been obtained prior to the Signing Date, and to ensure the same will fit for operational purposes after the consummation of this Share Swap.

6)

Subject to any restriction under applicable law prior to the Completion Date, Party B shall, and shall cause each Target Group Company to, keep Party A updated on research and development projects and clinical trial programs (including any verbal or written communication directly or indirectly made to or with the relevant governmental authorities), discussion and negotiation with third parties on licensing and other material contracts, change of management and key employees and other material matters and provide to Party A financial statements, clinical trial data (including raw data, processed data and data analysis from clinical trials), term sheets and contracts and other information as Party A may reasonably request from time to time.

4.	Unless other approved in writing by Party A, Party B shall use its best efforts not to, and cause Target Group Company not to take any of the following actions:

1)

To repurchase of treasury stock, conduct capital increase (regardless of public offering or private placement), capital reduction, distribution of dividends or bonus, offering of convertible bonds, employee stock option (and the approval for plan relevant to such option), employee restricted stock (and the approval for plan relevant to such stock), or other equity securities or distribution of dividends in the form of new shares; reclassify, re-designate, combination or split of shares of company, or the creation of new class or series of shares.

2)

To make any material adjustments to the organization, including but not limited to, hire or terminate any manager, change the seat, composition or authority of the board of directors and its committee(s), amend working rules, change the agreement or terms of employment with its employees, managers, directors or supervisor to raise the compensation, remuneration, bonus, incentive, employee stock option, employee insurance, pension, severance arrangement or other employee benefits, to increase or permit to increase any employee benefits, or hire unnecessary employee.

3)	To approve any annual business or budget plan, capital expenditure plan or financing plan or any modification thereto.

4)

To sell, transfer, pledge or otherwise dispose of any assets or businesses other than sale of products in the ordinary course of business, in each case involving an amount exceeding US$5,000,000 in one transaction or a series of transactions within 12 months, unless approved in an duly approved annual business plan or budget plan.

5)

To acquire or purchase assets for consideration in excess of US$10,000,000 in one transaction or a series of transactions within 12 months, unless approved in an duly approved annual business plan or budget plan.

6)

To incur capital expenditure of an amount in excess of US$10,000,000 in one transaction or a series of transactions within 12 months, unless approved in an duly approved annual business plan or budget plan.

7)	To make any material change to the scope of principal business, or expand into any business area or conduct any transaction outside of the principal business.

8)	To commence, materially modify, suspend or terminate any clinical trial program.

9)	To amend the articles of incorporation, unless the amendments are required pursuant to applicable laws and regulations or approved at the shareholders’ meeting approving the Share Swap.

10)

To commence any litigation, administrative litigation or other dispute resolution that has a value in excess of US$5,000,000 unless otherwise agreed in writing by Party A, which shall not be refused by Party A without a cause. The aforementioned restriction is not applicable to litigation, administrative litigation or dispute resolution in response to a claim initiated by a third party.

11)	To settle any litigation, dispute with third party for an amount in excess of US$5,000,000, or to waive any existing right that has a value in excess of US$5,000,000.

12)

To license, assign, encumbrance, dispose, take any similar action for any intangible assets (such as intellectual property) other than the ordinary course of business, or enter into any agreement with respect to any of the foregoing matters.

13)

Unless otherwise for the performance of this Agreement, to negotiate, discuss, execute or undertake to enter any agreement or material commitment that could cause a material adverse effect on Party B’s rights and interests and in an amount in excess of US$10,000,000, including but not limited to:

A.	strategic alliance, outsourcing, joint operation or investment;

B.	enter into, amend or terminate any agreement in relation to lease of all operation, outsourcing of operation and joint operation of business with any third party;

C.	transfer all or substantial business or properties to any third party;

D.	acquire all operation or properties of any third party; or

E.	other agreement that is not within the scope of Party B’s daily operation and could have material impact on Party B’s financial or business.

14)

To appoint or change the auditor or any accounting or tax policies, unless such appointment or change of the auditor is conducted pursuant to auditor firm’s internal rotation, and the changes to accounting or tax policies are made pursuant to applicable laws, ruling or authorities or amendments in the international accounting standards.

15)

To make any significant tax election involving an amount exceeding US$10,000,000, which, for the avoidance of doubt, shall not include the filing of Target Group Company’s tax returns in the ordinary course of business.

16)	To terminate or cease the operation of agency or other business, or to conduct mass redundancy or to implement any early retirement or voluntary retirement scheme.

17)

To directly or indirectly acquire its issued shares or other equity securities, to resolve to dissolute, wind-up, liquidate, rehab, settlement or bankruptcy or take any action that could cause material adverse effect to cash flow, shareholders’ rights and interests and financial structure.

18)	To conduct any of the following that is out of the ordinary course of business, unless otherwise agreed by Party A in writing, which shall not be rejected without a cause:

A.	Provision of loan to any shareholder or any third party;

B.	Negotiation, discussion, agreement or enter of any contract with respect to the controlling power;

C.	Negotiation, discussion, agreement or enter of any contract restricting Party B’s principal business;

D.

To commit or enter into any license to any third party with respect to Party B’s material intellectual property in an amount in excess of US$10,000,000 unless otherwise conducted in the ordinary course of business;

E.	To commit or enter into any agreement with any affiliate for an amount in excess of US$5,000,000, unless otherwise conducted in the ordinary course of business;

F.

To enter into any joint venture, partnership, establish any subsidiary or branch that is not wholly-owned by Party A or long term equity investment, in any event the amount is exceeding US$5,000,000; or

G.

To enter into any new loan facility or increase any loan facility, or to provide tangible or intangible assets as security or encumbrance to any third party, or to provide any guarantee or endorsement to any third party, in any event the amount is exceeding US$5,000,000.

19)

To directly or indirectly discuss, negotiate, or accept via its director, supervisor, manager or employee with any third party with respect to Party B’s equity or control, or merger with Party B, or any sale of Party B’s significant business or assets or joint venture or partnership. To conduct, terminate, amend, renewal or extend any related party transaction.

20)

To directly or indirectly provide any non-public information with respect to this Share Swap to any third party other than Party B’s director, manager, advisor (including but not limited to accounting, financial and legal advisor), major shareholders or employees, unless otherwise required to perform this Agreement.

21)	To approve, adopt or amend any policies or procedures in relation to anti-corruption and business ethics.

22)	To authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

5.

Party B shall not take or to take any action which could reasonably result in the non-satisfaction of the completion conditions set forth in Section 5.1 or the representations and warranties under Section 7 becomes no longer truthful or correct.

First Amendment to the Share Swap Agreement

This first amendment to the share swap agreement (the “Amendment”) is entered into by and between Woods Investment Company, Ltd., a company limited by shares incorporated pursuant to the laws of the Republic of China with unified business number of 90829607 (“Party A”) and Taiwan Liposome Co., Ltd., a company limited by shares incorporated pursuant to the laws of the Republic of China with unified business number of 16176150 (“Party B”, Party A and Party B are collectively referred to as “Parties” and each, a “Party”) on August 4, 2021.

RECITALS

WHEREAS, Party A and Party B entered into certain share swap agreement (the “Share Swap Agreement”) to govern the rights and obligations of Party A and Party B in relation to the Share Swap.

WHEREAS, the board of directors of Party A and Party B has each adopted a resolution and agreed in writing pursuant to Section 15.4 of the Share Swap Agreement, and Parties agree as follows:

I. Amendments to the Share Swap Agreement

1.	The following definitions shall be added to Section 1 of the Share Swap Agreement:

”Non-Qualified Investor(s)” means any non-ROC shareholder(s) (including individual and juristic person) of Party B that cannot legally receive Series B Special Shares as of the commencement date of the book-closure period immediately preceding the Completion Date of this Share Swap.

”Qualified Investor(s)” means (1) ROC shareholder(s) (including individual and juristic person) of Party B; and/or (2) non-ROC shareholder(s) (including individual and juristic person) of Party B that can legally receive Series B Special Shares as of the commencement date of the book-closure period immediately preceding the Completion Date of this Share Swap.

2.	Section 3.1 of the Share Swap Agreement shall be deleted and replaced in its entirety by the following:

“The Parties agree that, subject to Article 29 of the M&A Act and the terms and conditions of this Agreement, the consideration for Party A to acquire each common share of Party B should be NT$100 per share (the “Consideration”). The number of Party B’s shares to be acquired by Party A shall be the difference of (x) the number of actual issued and outstanding shares (including the number of shares pursuant to exercise of ESOP pursuant to Section 2.3 hereof) of Party B as of the Completion Date (as defined in Section 4 of this Agreement) minus (y) the number of Dissenting Shares (as defined in Section 9.1) (the “Swapped Shares”).

The payment of the Consideration shall include cash and Series B Special Shares, which will be paid to shareholders of Party B in the form set out in Section 3.2.2 of this Agreement.

The Series B Special Shares to be issued for the purpose of this Share Swap will have no par value and the issue price is NT$100 per share (the “Series B Special Shares”). The terms of the Series B Special Shares is attached hereto as Appendix 1. Party A’s articles of incorporation as of the Signing Date is attached hereto as Appendix 2.”

3.	Section 3.2.2 of the Share Swap Agreement shall be deleted and replaced in its entirety by the following:

“If the shareholder of Party B is a Non-Qualified Investor, Party A shall pay cash consideration calculated based on the Consideration to such shareholder pursuant to this Agreement; if the shareholder of Party B is a Qualified Investor, Party A shall issue the number of Series B Special Shares calculated based on the Consideration to such shareholder pursuant to this Agreement. Party B shall cooperation with Party A in relation to the issuance of Series B Special Shares;”

4.	Section 3.2.3 of the Share Swap Agreement shall be deleted and replaced in its entirety by the following:

“In the event that the Consideration is paid by Series B Special Shares, no fractional shares will be issued; in the event that the Consideration is paid in cash, then the amount of cash to be paid to the shareholders shall be calculated to the nearest dollar (rounded down to the nearest dollar);”

5.	Section 3.4 of the Share Swap Agreement shall be deleted and replaced in its entirety by the following:

“Payment Method of the Consideration:

3.4.1    After the Completion Date, Party A shall deposit or wire transfer the amount of cash calculated based on the Consideration to the bank account or custodian account of Non-Qualified Investor. Party A’s payment obligation pursuant to Section 3.1 of this Agreement shall be deemed fulfilled upon the payment of cash to Non-Qualified Investor pursuant to this provision.

3.4.2    On the Completion Date, Party A shall issue and deliver the number of Series B Special Shares to Qualified Investor, and shall provide Party A’s shareholders roster as of the Completion Date to evidence that such Qualified Investors has obtained the Consideration. Party A’s payment obligation pursuant to Section 3.1 of this Agreement shall be deemed fulfilled upon the delivery of the Series B Special Shares to Qualified Investor pursuant to this provision.”

II. Miscellaneous

1.

This Amendment constitutes part of the Share Swap Agreement. In the event of any conflict between the provisions of this Amendment and the Share Swap Agreement, this Amendment shall take precedence over the Share Swap Agreement. Any matters that are not provided herewith shall be handled pursuant to the Share Swap Agreement. Capitalized terms used but not otherwise defined hereunder shall have their respective meanings as defined in the Share Swap Agreement.

2.	This Amendment shall take effect upon the execution of each Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties are signing this Amendment as of the date stated in the introductory paragraph.

Party A: Woods Investment Company, Ltd. /s/ George Yeh	Party B: Taiwan Liposome Co., Ltd. /s/ May Kang
Representative: George Yeh Title: Chairman	Representative: May Kang Title: Independent Director

Exhibit 4

Taiwan Liposome Company, Ltd.

Opinion on the Reasonableness of the Share Conversion Ratio

Client: Taiwan Liposome Company, Ltd.

Target of Valuation: Taiwan Liposome Company, Ltd.

Valuation Date: June 29, 2021

Date of Valuation Report: July 5, 2021

Valuation Institution: Crowe (TW) CPAs (Taipei)

Valuer: CPA Chiu, Chi-Sheng

Practicing Certificate No.: Jin-Guan-Zheng-Shen-Zi No. 10200032833

Address: 10F, No. 369, Fuxing North Road, Songshan District, Taipei City

Summary of Opinion

1.	Intended User of Valuation Report: Taiwan Liposome Company, Ltd. (“TLC” or the “Target Company”).

2.	Target of Valuation: Equity value per common share of the Target.

3.

Purpose of Valuation: TLC intends to conduct a share swap transaction with newly established Woods Investment Company, Ltd. (“SPV”). After the date of the stock swap, TLC will become a wholly-owned subsidiary of SPV (the “Transaction”). SPV will issue series B special shares as consideration at NT$100 per share in exchange for common shares of TLC, at the conversion ratio of 1:1. The series B special shares issued by SPV will mature one month following the date of issuance. If the conversion application has not been duly made within the prescribed period, SPV will fully redeem the series B special shares at NT$100 per share. Should the resolution be passed in the shareholders’ meeting, TLC plans to apply for the termination of stock trading with the Taipei Exchange (TPEx) and the cessation of public company status with the Financial Supervisory Commission. TLC has engaged the CPA to give an opinion on the reasonableness of the share conversion ratio according to Article 23 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies. The opinion is given by reference to the valuation report issued by EY Transaction Advisory Services Inc. (“EY Transaction Advisory”) per TLC’s authorization. The CPA then draws a conclusion after reviewing the said report and checking its computations.

4.	Type of Report: Opinion on reasonableness.

5.	Valuation Date: June 29, 2021.

6.

Conclusion: Per TLC’s authorization, EY Transaction Advisory valued the equity of TLC on May 21, 2021 and issued a valuation report on June 29, 2021. Upon receipt of the said report, the CPA reviewed the appraiser’s qualifications, requirements, and independence and, to the best of the CPA’s knowledge, found the main information and parameters affecting the estimated equity value grounded on theory; in addition, the CPA found no significant unreasonableness in the valuation process and relevant computations in the report. The estimated value per common share at NT$97.9 ~ NT$106.5, as shown in the valuation report issued by EY Transaction Advisory, should be considered within a reasonable range.

According to the aforesaid reasonable value range of TLC’s common shares, as well as the issuance of series B special shares by SPV at NT$100 per share, the reasonable conversion range is between 0.979 and 1.065 series B special share(s) of SPV for each common share of TLC. In the CPA’s opinion, one common share of TLC in exchange for one series B special share of SPV, which is within the reasonable conversion range, should be considered reasonable and fair.

Crowe (TW) CPAs

CPA: Chiu, Chi-Sheng

Date: July 5, 2021

Independent Expert’s Statement

The CPA issues the opinion on the reasonableness of the share conversion ratio to TLC according to the Regulations Governing the Acquisition and Disposal of Assets by Public Companies and relevant laws and regulations and by reference to the Valuation Standards of the Republic of China (the “Valuation Standards”) or relevant self-disciplined regulations of the CPA association. The CPA hereby states that:

I.	The source of data, parameters, and information used in the working procedures, as well as the opinion issued, are complete, accurate, and reasonable and are used as the basis for issuing the opinion.

II.

The CPA had confirmed his qualification under Paragraph 1, Article 5 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies and prudently assessed his own professional capabilities and practical experience prior to accepting the Transaction pursuant to Subparagraph 1, Paragraph 2, Article 5 of the said regulations.

III.

The CPA had appropriately planned and executed adequate working procedures when examining the Transaction, in order to produce a conclusion and use the conclusion as the basis for issuing an opinion, and had fully and accurately specified the related working procedures, data collected, and the conclusion in the case working papers.

IV.	The CPA receives no contingent compensation.

V.	Neither the opinion nor the conclusion is predetermined.

VI.

The CPA is not a related party or de facto related party of the party to the Transaction, professional appraiser or appraisal officer issuing the opinion as prescribed in Subparagraphs 2 and 3, Paragraph 1, Article 5 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies and has no involvement in the following:

(1)	The CPA or his spouse is currently engaged by the party to the Transaction to perform regular work, receive a fixed salary, or serve as a director or supervisor.

(2)	The CPA or his spouse once served as a director, supervisor, managerial officer or an employee of the party to the Transaction and was dismissed or resigned within the past two years.

(3)	The company where the CPA or his spouse works is a related party of the party to the Transaction.

(4)

The CPA has a spousal relationship or second degree of kinship with a director, supervisor, managerial officer or an employee of the party to the Transaction who has a significant influence on the Transaction.

(5)	The CPA or his spouse has significant investor relations or shares financial interests with the party to the Transaction.

Crowe (TW) CPAs

CPA: Chiu, Chi-Sheng

Date: July 5, 2021

I.	Description of Valuation Engagement

(I)	Intended User of Valuation Report

Taiwan Liposome Company, Ltd. (“TLC” or the “Target Company”).

(II)	Valuer

CPA Chiu, Chi-Sheng from Crowe (TW) CPAs (Taipei).

(III)	Target of Valuation

Equity value per common share of TLC.

(IV)	Valuation Date

June 29, 2021.

(V)	Purpose of Valuation

TLC intends to conduct a share swap transaction with newly established Woods Investment Company, Ltd. (“SPV”). After the date of the stock swap, TLC will become a wholly-owned subsidiary of SPV (the “Transaction”). SPV will issue series B special shares as consideration at NT$100 per share in exchange for common shares of TLC, at the conversion ratio of 1:1. The series B special shares issued by SPV will mature one month following the date of issuance. If the conversion application has not been duly made within the prescribed period, SPV will fully redeem the series B special shares at NT$100 per share. Should the resolution be passed in the shareholders’ meeting, TLC plans to apply for the termination of stock trading with the Taipei Exchange (TPEx) and the cessation of public company status with the Financial Supervisory Commission. TLC has engaged the CPA to give an opinion on the reasonableness of the share conversion ratio according to Article 23 of the Regulations Governing the Acquisition and Disposal of Assets by Public Companies. The opinion is given by reference to the valuation report issued by EY Transaction Advisory Services Inc. (“EY Transaction Advisory”) per TLC’s authorization. The CPA then draws a conclusion after reviewing the said report and checking its computations.

(VI)	Standard and Premise of Value

The opinion is given based on fair value measurement. According to the definition of the International Financial Reporting Standards (IFRS) 13 - Fair Value Measurement, fair value refers to a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This definition is closer to the fair market value under the Valuation Standards.

(VII)	Valuation Methods and Procedures

Considering the purpose of valuation and TLC’s industrial characteristics and finances and basing TLC’s equity value on its future operations, the CPA valued TLC’s equity using an income approach - discounted cash flow (DCF) and adopted a market approach, including market value and public company comparables (enterprise value-to-sales), for cross-check. The following valuation procedures are adopted by reference to Article 4 of the Valuation Standards No. 4:

1.	Consider whether to accept the case.

2.	Sign an engagement letter.

3.	Obtain and analyze information.

4.	Value equity.

5.	Prepare valuation working papers.

6.	Issue an opinion based on the results of the valuation.

7.	Keep working papers properly.

(VIII)	Source of Information

The source of information in this report includes the following:

1.	TLC’s website.

2.	TLC’s information disclosed on the Market Observation Post System.

3.	The TLC’s equity valuation report issued by EY Transaction Advisory (valuation date: May 21, 2021).

4.	A draft of the share swap agreement between SPV and TLC.

II.	Overview of Target Company

(I)	About TLC

Founded in the Republic of China, TLC was listed on the TPEx on December 21, 2012. In November 2018, TLC was officially listed on the Nasdaq Global Market by issuing American depositary shares. TLC develops specialty generic drugs, new dosage forms/new formulations, new drugs, and biotech services based on its proprietary lipid-assembled drug delivery platform (LipAD®).

BioSeizer® and NanoX® are TLC’s core technologies. BioSeizer® technology is designed to enable sustained release of therapeutic agents through lipid multi-layer films, potentially reducing the dosing frequency; it is mainly used in pipelines such as TLC599 (osteoarthritis pain), TLC590 (local anesthesia), and TLC399 (macular degeneration and diabetic macular edema). NanoX® technology distributes liposome-encapsulated therapeutic agents based on indications and is especially suitable for carrying chemotherapy drugs to achieve sustained release or targeted effects; it is mainly used in pipelines such as TLC178 (rhabdomyosarcoma), TLC166 (antifungal drug), and Lipo-Dox (anticancer drug).

(II)	Financial information

1. Condensed consolidated balance sheet

Unit: NT$ thousand

Year/Item	2021/3/31	2020/12/31	2019/12/31
Current assets	1,173,607	1,431,977	1,095,614
Non-current assets	335,789	317,484	290,364
Total assets	1,509,396	1,749,461	1,385,978
Current liabilities	378,463	348,127	556,697
Non-current liabilities	490,299	538,007	107,371
Total liabilities	868,762	886,134	664,068
Share capital	841,549	841,549	741,939
Capital surplus	2,304,216	2,300,541	1,705,324
Retained earnings	(2,901,343)	(2,699,974)	(1,717,775)
Other equity	(8,629)	(4,194)	(7,578)
Total equity attributable to owners of the parent	235,793	437,922	721,910
Non-controlling interests	404,841	425,405	—
Total shareholder equity	640,634	863,327	721,910
Net value per share (NT$)	2.80	5.20	9.73

Note: Adjustment in financial statements is not required as no significant events affecting the equity valuation have been found.

2. Condensed consolidated statement of comprehensive income

Unit: NT$ thousand

Period/Item	2021Q1	2020	2019
Net operating revenue	37,618	101,928	209,140
Operating costs	—	—	—
Gross profit	37,618	101,928	209,140
Operating expenses	253,821	1,113,272	1,026,796
Operating income	(216,203)	(1,011,344)	(817,656)
Non-operating income and expenses	(1,795)	29,167	14,254
Profit before income tax	(217,998)	(982,177)	(803,402)
Income tax expense	239	1,132	4,120
Income from continuing operations	(218,237)	(983,309)	(807,522)
Other comprehensive income	(8,195)	262	(2,782)
Total comprehensive income	(226,432)	(983,047)	(810,304)
Net loss attributable to owner of the parent	(201,369)	(981,517)	(807,522)
Net loss attributable to non-controlling interests	(16,868)	(1,792)	—
Comprehensive income attributable to the parent	(205,868)	(981,255)	(810,304)
Comprehensive income attributable to non-controlling interests	(20,564)	(1,792)	—
Earnings per share (NT$)	(2.39)	(12.42)	(12.32)

Note: Adjustment in financial statements is not required as no significant events affecting the equity valuation have been found.

III.	Valuation Models

(I)	Description of Equity Valuation Methods

According to Article 15 of the Valuation Standards No. 4, appraiser shall, based on their professional judgment, take the nature of the case and all feasible common valuation methods into account and adopt a valuation method that is perfect for the case and can most reasonably reflect the value of the Target Company. Three valuation methods are commonly used to value a company: market approach, income approach, and asset-based approach. All of these valuation methods have their academic and theoretical grounds:

1.

Market approach: The market approach, which consists of Volume Weighted Average Price (VWAP), Guideline public company method (GPCM), and Guideline transactions method (GTM), refers to the valuation multiples of comparable companies of the same type or similar transactions in the market and adjusts for the parts of the Target Company that are different from other industry players or transactions in the market, so as to analyze and calculate the market value of the Target Company based on its recent operations.

2.

Income approach: The income approach includes discounted cash flow (DCF), which estimates the value of the Target Company by capitalizing or discounting the cash flows generated from its future operations.

3.

Asset-based approach: Based on the book value, the asset-based approach values the individual assets and individual liabilities of the Target Company taking into account the fair market values, transaction costs, and taxes of assets and liabilities, so as to reflect the overall value of the Target Company.

(II)	Selection of Valuation Methods

The Target Company is a pharmaceutical company specializing in the development of new drugs. According to the discussion between EY Transaction Advisory and management of the Target Company, in addition to the industrial characteristics and business activities of the Target Company, its future operations should be taken into account in the valuation process as its core value stands at new drugs under development. As a result, EY Transaction Advisory selected the income approach as the main method to value TLC’s equity, and a market approach was also used to verify the valuation results under the income approach. These valuation methods should be considered reasonable.

IV.	Calculation of Equity Value

(I)	Income Approach

DCF was adopted for the Transaction. DCF analysis was conducted based on the income statement forecast provided by TLC. According to the result of the analysis, TLC’s 100% equity value would be between NT$8.536 billion and NT$9.285 billion. Pursuant to management, the Target Company had 84,155 thousand shares outstanding and 3,062 thousand shares of employee stock options on the valuation date. As a result, the value of equity per share controlled by TLC and in circulation would be between NT$97.9 and NT$106.5.

TLC’s management set the cash flow forecasting period from 2021 to 2032 after giving consideration to the following pipelines: (1) TLC599 (knee joint, OA & hand, hip, and shoulder, OA), on which FDA approval is expected in 2023 and 2025 respectively; (2) TLC590 (local anesthesia), on which FDA approval is expected in 2023; (3) TLC399 (macular degeneration and diabetic macular edema), on which Phase II clinical trial is expected in 2022; (4) TLC178 (rare pediatric disease such as rhabdomyosarcoma), on which Phase II clinical trial is expected in 2022, and TLC166 (antifungal drug), which has been launched in Taiwan since 2013; and (5) Lipo-Dox (anticancer drug, i.e., breast cancer and ovarian cancer), which has been launched in Taiwan since 2001. According to TLC’s management, TLC388 (primary liver cancer and rectal cancer) is currently in the early stage of clinical trials, and TLC177 (breast cancer, ovarian cancer, and AIDS-associated Kaposi sarcoma) is currently experiencing bottlenecks in clinical trials. It is now impossible to reasonably estimate the research costs and operating revenue of both drugs. Therefore, they have been excluded from cash flow forecasting. Given the business model of the Target Company, EY Transaction Advisory extended the financial forecasting period to 2039. The key valuation factors and the estimated equity value in the valuation report issued by EY Transaction Advisory are described as follows:

1. Success rate of new drug development

Product	Phase II	Phase III	FDA Approval
TLC599 (knee joint, OA)	N/A	70.3%	85.3%
TLC599 (hand, hip, and shoulder, OA)	30.7%	58.1%	85.3%
TLC590	30.7%	58.1%	85.3%
TLC399	30.7%	58.1%	85.3%
TLC178	30.7%	58.1%	85.3%

2. Operating revenue

(1)

The financial forecast of TLC599 (knee joint, OA) has estimated an upfront payment amounting to US$200 million and a milestone payment of US$240 million, and FDA approval is expected in 2023. Starting from 2023, 1.7 million patients is expected with CAGR of 1.5%, the number of vial used per patient would grow from 1.0 vial to 1.3 vials, and the estimated price per vial is expected to grow at 2.4% to 5.0% per annum till the patent expire in 2032. The estimated market penetration rate is 3.7% in the first year of the market entrance, 12.0% in the second year, and is expected to be stable in the remainder of the patent term with 19.0% market penetration.

(2)

FDA approval of TLC599 (hand, hip, and shoulder, OA) is expected in 2025. Upon FDA approval, 3 million patients is expected with annual growth rate of 1.5%, the number of vial used per patient would grow from 1.0 vial to 1.3 vials, and the estimated price per vial is expected to grow at 2.4% to 5.0% per annum till the patent expire in 2032. The estimated market penetration rate is 5.0% in the first year of the market entrance, 14.0% in the second year, and is expected to be stable in the remainder of the patent term with 19.0% market penetration.

(3)

The financial forecast of TLC590 has estimated an upfront payment amounting to US$105 million and a milestone payment of US$90 million. Starting from 2024, 20.9 million patients is expected with annual growth rate of 0.7%, the number of vial used per patient is 1.0 vial, and the estimated price per vial is expected to grow at 1.2% to 1.3% per annum till the patent expire in 2039. The estimated market penetration rate is 1.2% in the first year of the market entrance, 3.4% in the second year, and is expected to be stable in the remainder of the patent term with 7.0% market penetration.

(4)	The financial forecast of TLC399 has estimated an upfront payment amounting to US$7 million and a milestone payment of US$25 million.

(5)	The financial forecast of TLC178 has estimated an upfront payment amounting to US$6 million and a milestone payment of US$24 million.

(6)

The financial forecast of TLC166 includes a milestone payment of US$23,000 thousand by market. TLC166 has been launched in Taiwan since 2013, with the revenue growth rate estimated at 2%-3% per annum; TLC166 is expected to be launched in China in 2022, with an estimated market share of 10% to 35%; TLC166 is expected to be launched in the U.S. in 2022, with an estimated market share of 35% to 40%. Revenue is estimated until 2039.

(7)	Lipo-Dox has been launched in Taiwan since 2002, with the annual revenue growth rate estimated at 5%.

3. Cost rate

Other pharmaceutical companies have been licensed for manufacturing and selling TLC166 and Lipo-Dox in Taiwan, so no relevant costs are estimated. The cost of TLC599 and TLC590 is estimated at US$60 and US$9 per vial respectively. The cost of TLC166 in China and the U.S. is estimated at 10% of the selling price per vial in China until 2039.

4. Net working capital

TLC indicated that the net working capital was estimated by daily sales and daily payables, with a normal credit period of 30 days.

5. Capital expenditures and depreciation expenses

Capital expenditures during the financial forecasting period would be US$1,972 thousand annually for maintenance purposes, and depreciation expenses would be the same as capital expenditures.

6. Income tax rate

The statutory tax rate of 20% in Taiwan was adopted.

7. Discount rate

The discount rate was calculated at a weighted average cost of capital (WACC) of 12.5% to 14.3%.

8. Other adjustments

(1)

InspirMed, a subsidiary of TLC, specializes in the development of formulations for the treatment of COVID-19 (“TLC19”). According to TLC’s management, the recent price of TLC19 was US$15,780 thousand, which was included in equity valuation by EY Transaction Advisory.

(2)	Non-controlling interests of US$15,156 thousand belonged to InspirMed and were written down in value by EY Transaction Advisory at the time of equity valuation.

(3)

Liabilities included bank borrowings of US$20,442 thousand, lease liabilities of US$2,080 thousand, and decommissioning liabilities of US$230 thousand, which were written down in value at the time of equity valuation.

(4)	EY Transaction Advisory expected that the income tax benefit prior to 2014 would expire and thus included an unused income tax benefit of US$32,897 thousand at the time of final valuation.

(5)	EY Transaction Advisory expected that outstanding employee stock options would be exercised in the future and thus included them in equity valuation.

9. Estimated equity value

Based on the financial forecasts provided by TLC and the key valuation factors, EY Transaction Advisory held that TLC’s 100% equity value would be between NT$8.536 billion and NT$9.285 billion on May 21, 2021. Pursuant to management, the Target Company had 84,155 thousand shares outstanding and 3,062 thousand shares of employee stock options on the valuation date. As a result, the value of equity per share controlled by TLC and in circulation would be between NT$97.9 and NT$106.5.

(II)	Market Approach - Cross-check

EY Transaction Advisory adopted public company comparables (enterprise value-to-sales, EV/S) and market value to examine the reasonableness of the aforesaid range of equity value per share using the income approach.

In terms of EV/S, EY Transaction Advisory selected five guideline companies (including TLC) and calculated the EV/S multiplier is within the range of 1.3x to 3.6x; TLC’s enterprise value estimated under DCF analysis under the income approach was ranged from US$302,489 thousand to US$328,028 thousand, 1.3 to 3.6 times the estimated sales of US$101,906 thousand in 2024. The multiple fell within the multiplier range of the above guideline companies. Therefore, TLC’s enterprise value estimated using DCF analysis under the income approach should be considered reasonable.

Under Volume Weighted Average Price (VWAP), EY Transaction Advisory calculated the average closing price of TLC 30, 60, and 90 days prior to the valuation date, May 21, 2021, which was between NT$76.39 and NT$81.69; given a 25% ~ 30% control premium, the value of TLC’s common shares with control rights would range from NT$95.5 to NT$106.2 per share. As a result, the equity value of TLC estimated using DCF analysis under the income approach, which was between NT$97.9 and NT$106.5, should be considered within a reasonable range.

V.	Share Conversion Ratio

(I)	SPV - Series B Preferred Shares

Woods Investment Company, Ltd. is a special purpose vehicle (“SPV”) established for the purpose of mergers and acquisitions. SPV intends to raise funds from shareholders to issue series A special shares at NT$100 per share, as well as series B special shares as consideration at NT$100 per share in exchange for common shares of TLC.

The issuance conditions of the series B special shares are highlighted as follows:

SPV will issue series B special shares as consideration at NT$100 per share in exchange for common shares of TLC. The series B special shares issued by SPV will mature one month following the date of issuance. During the period from the date of issuance to ten days before the maturity date of the series B special shares, shareholders of the series B special shares may give SPV notice at any time to convert one series B special share to one common share of SPV if meeting certain requirements. If the conversion application has not been duly made by the shareholders of the series B special shares within the prescribed period, SPV will fully redeem the series B special shares at NT$100 per share without the shareholders’ consent.

(II)	Reasonableness of the Share Conversion Ratio

According to the aforesaid, price per common shares of TLC ranges from NT$97.9 to NT$106.5 valuated by EY Transaction Advisory, as SPV will issue series B special shares at NT$100 per share, therefore the reasonable conversion range is between 0.979 and 1.065 series B special share(s) of SPV for each common share of TLC. In the CPA’s opinion, one common share of TLC in exchange for one series B special share of SPV, which is within the reasonable conversion range, should be considered reasonable and fair.

VI.	Conclusion

As engaged by TLC, EY Transaction Advisory valued the equity of TLC on May 21, 2021 and issued a valuation report on June 29, 2021. Upon receipt of the said report, the CPA reviewed the valuer’s qualifications, requirements, and independence and, to the best of the CPA’s knowledge, found the main information and parameters affecting the estimated equity value grounded on theory; in addition, the CPA found no significant unreasonableness in the valuation process and relevant computations in the report. The estimated value per common share ranges from NT$97.9 ~ NT$106.5, as shown in the valuation report issued by EY Transaction Advisory, should be considered within a reasonable range.

According to the aforesaid reasonable value range of TLC’s common shares, as SPV will issue series B special shares at NT$100 per share, the reasonable conversion range is between 0.979 and 1.065 series B special share(s) of SPV for each common share of TLC. In the CPA’s opinion, one common share of TLC in exchange for one series B special share of SPV, which is within the reasonable conversion range, should be considered reasonable and fair.

Attachment I - Assumptions and Limiting Conditions

1.

Since internal and external factors may have great impacts on the valuation, information disclosed in the opinion is very important and closely related to the estimated equity value. All necessary information is disclosed in the opinion.

2.

An enterprise value is calculated based on the data obtained and certain assumptions and conditions, and a valuation report is issued accordingly. As a result, the value calculated by different appraisers may vary. The CPA uses generally accepted valuation methods and procedures to express an opinion on the equity value of TLC. The CPA does not provide any guarantee for the transaction price.

3.

As providing legal services is outside the scope of the CPA’s business activities, the CPA is unable to judge any legal proceedings that may have an impact on the valuation from a professional lawyer’s perspective.

4.

The opinion is for TLC’s use only for the said purpose of valuation. Without the CPA’s consent in writing, the opinion should not be made available to any third parties or for any other purposes. The CPA assumes no responsibility towards any third parties.

5.

The CPA assumes that there is no significant change in the political and economic environments where TLC operates, interest rates, exchange rates, and relevant laws and regulations and that the industrial development is in line with expectations. The CPA does not consider the impact of unexpected changes on the equity value of TLC. In case of unexpected changes after the issuance of the opinion, the CPA will update the opinion only if re-engaged to conduct the valuation again.

6.

According to Article 7 of the Valuation Standards No. 11 (Enterprise Valuation) published by the Accounting Research and Development Foundation, the CPA has reviewed the reasonableness of the information provided by TLC (including financial statements and other relevant information) and the information available in the open market in order to confirm the reliability and appropriateness of their sources. Based on the scope of engagement, however, the CPA has not audited the aforesaid information in accordance with the generally accepted auditing standards or assured the information in accordance with the Assurance Standards No. 1 (Assurance Engagement Other than the Audit or Review of Historical Financial Information) published by the Accounting Research and Development Foundation. Therefore, the CPA is unable to provide any assurance as to the accuracy or appropriateness of the information.

7.	The CPA assumes that TLC has disclosed to the CPA all the lawsuits, regulations, or orders in association with TLC, as well as other matters that may affect the equity value of TLC.

Attachment II - Appraiser Resume

CPA Resume

Name: Chiu, Chi-Sheng

Credential:

CPA, Republic of China

Education:

Bachelor of Statistics, National Cheng Kung University

Master of Accounting, Soochow University

Credit Program at Law Institute, National Taipei University

Work Experience:

First CPAs	Manager and Assistant Manager
Diwan & Company	Senior Manager
First CPAs	CPA
Taipei Accounting Association	Director and Full-time Instructor

Current Position:

Crowe (TW) CPAs	CPA

Exhibit 5

Taiwan Liposome Company, Ltd.

Comparison Table for the Amendments to the Articles of Incorporations

Article No.	After Amendment	Before Amendment	Explanation
Article 5	The Company may invest in other business for its business needs, and it is not subject to the restriction stipulated in Article 13 of the Company Act that the total amount of its reinvestment shall not exceed forty (40) percent of the amount of its paid-in capital.	The Company may invest in other business for its business needs, and it is not subject to the restriction stipulated in Article 13 of the Company Act that the total amount of its reinvestment shall not exceed forty (40) percent of the amount of its paid-in capital and shall be handled in accordance with the “Procedures for Acquisition or Disposal of Assets”.	Proposed amendments to this provision to meet the needs of business operations.

Article 6	The Company may provide endorsements and guarantees for others.	The Company may provide endorsements and guarantees for others, subject to the “Procedures Regarding the Making of Endorsements/Guarantees” of the Company.	Proposed amendments to this provision to meet the needs of business operations.

Article 9	Other matters relating to stocks shall be dealt in accordance with the “Guidelines for Handling of Stock Affairs by Public Companies” promulgated by the competent authority during the period when the Company is a public company.	Other matters relating to stocks shall be dealt in accordance with the “Guidelines for Handling of Stock Affairs by Public Companies” promulgated by the competent authority.	Proposed amendments to this provision to meet the needs of business operations.

Article 10	The registration of transfers of shares of the Company shall be handled in accordance with the Company Act.	No transfer of shares of the Company may be recorded in the shareholders’ register within 60 days before a regular shareholders’ meeting; within 30 days before an extraordinary shareholders’ meeting; or within 5 days before the record date of the distribution of dividends, bonuses, or other benefits, as decided by the Company.	Proposed amendments to this provision to meet the needs of business operations.

Article No.	After Amendment	Before Amendment	Explanation
Article 13	When a shareholder is unable to attend a shareholders’ meeting, such shareholder may appoint a proxy agent to attend the meeting by signing or affixing such shareholder’s chop to a proxy form printed by the Company, and such shareholder shall state the scope of authorization covered by the proxy. The handling of matters in relation to shareholder proxies is subject to the Company Act and other applicable laws and regulations.	When a shareholder is unable to attend a shareholders’ meeting, such shareholder may appoint a proxy agent to attend the meeting by signing or affixing such shareholder’s chop to a proxy form printed by the Company, and such shareholder shall state the scope of authorization covered by the proxy. Subject to Article 177 of the Company Act, other matters in relation to shareholder proxies shall be handled in accordance with the “Regulations Governing the Use of Proxies for Attendance at Shareholder Meetings of Public Companies” promulgated by the competent authority.	Proposed amendments to this provision to meet the needs of business operations.

Article 16	The Company shall have 5 to 11 directors, each of whom has a three-year term of office. The choice of members of the Board of Directors shall take into account the need for diversification, the need for a variety of professional backgrounds, the possession of the necessary knowledge, skills and experience to perform the duties of a director, and gender equality. The Company has adopted a candidate nomination mechanism for the election of directors, and shareholders shall elect the directors from among the nominees listed in the roster of director candidates. Directors of the Company may be re-elected consecutively.	The Company shall have 7 to 11 directors, each of whom has a three-year term of office. The choice of members of the Board of Directors shall take into account the need for diversification, the need for a variety of professional backgrounds, the possession of the necessary knowledge, skill and experience to perform the duties of a director, and gender equality. The Company has adopted a candidate nomination mechanism for the election of directors, and shareholders shall elect the directors from among the nominees listed in the roster of director candidates. Directors of the Company may be re-elected consecutively.	Proposed amendments to this provision to meet the needs of business operations.

Article No.	After Amendment	Before Amendment	Explanation

During the period when the Company is a public company in Taiwan, to be in compliance with the Securities and Exchange Act, among the aforementioned directors, at least 3 seats shall be reserved for independent directors, and the number of independent directors shall be more than one-fifth (1/5) of the total number of directors. Any matters regarding independent directors shall be handled in accordance with relevant regulations promulgated by the competent authority. After the termination or cancellation of public company status, the foregoing in relation to the independent directors will no longer be applicable.

The total number of nominal shares of the Company’s stock held by the directors shall be in compliance with the “Rules and Review Procedures for Director and Supervisor Share Ownership Ratios at Public Companies” promulgated by the competent authority.

The Company may procure liability insurance for the directors to cover their legal liabilities arising out of their performance of duties during their tenure and may, pursuant to the practices prevailing in the United States listed companies, enter into indemnity agreements with the directors and managerial officers to indemnify them for the damages and losses incurred by them.

To be in compliance with the Securities and Exchange Act, among the aforementioned directors, at least 3 seats shall be reserved for independent directors, and the number of independent directors shall be more than one-fifth (1/5) of the total number of directors. Any matters regarding independent directors shall be handled in accordance with relevant regulations promulgated by the competent authority.

The total number of nominal shares of the Company’s stock held by the directors shall be in compliance with the “Rules and Review Procedures for Director and Supervisor Share Ownership Ratios at Public Companies” promulgated by the competent authority.

Article 16-1	During the period when the Company is a public company in Taiwan, the Company shall establish an Audit Committee pursuant to Article 14-4 of the Securities and Exchange Act, and starting from the date of establishment, the supervisors shall be replaced by the Audit Committee, and the functions of supervisors under the Securities and Exchange Act and any other laws and regulations shall be performed by the Audit Committee. After the termination or cancellation of public company status, the Company shall have one supervisor.	The Company shall establish an Audit Committee pursuant to Article 14-4 of the Securities and Exchange Act, and starting from the date of establishment, the supervisors shall be replaced by the Audit Committee, and the functions of supervisors under the Securities and Exchange Act and any other laws and regulations shall be performed by the Audit Committee.	Proposed amendments to this provision to meet the needs of business operations.

Article No.	After Amendment	Before Amendment	Explanation
	The Audit Committee shall be composed of all independent directors, one of which shall be the convener. The number of members, their terms and duties, and the meeting rules shall be set forth in the Audit Committee Charter. After the termination or cancellation of public company status, the foregoing in relation to the audit committee is no more applicable.	The Audit Committee shall be composed of all independent directors, one of which shall be the convener. The number of members, the term, duties and meeting rules shall be set forth in the Audit Committee Charter.

Article 17	In the event that no election of new directors is effected after the expiration of the tenure of existing directors, the tenure of the existing directors may be extended until the time new directors have been elected and assumed their offices. If the directors are dismissed for any reason, resulting in there being less than five directors, an election of directors to fill the vacancies shall be held at the next shareholders meeting, but if the number of vacancies in the Board of Directors reaches one-third (1/3) or more of the total number of directors, an extraordinary shareholders meeting shall be called in accordance with the Company Act to fill the vacancies, and the tenures of such successor directors shall be limited to the remaining tenures of the departing directors. If the independent directors are dismissed for any reason, resulting in there being less than the required minimum number of independent directors under the Securities and Exchange Act or these Articles, an election of directors to fill the vacancies shall be held at the next shareholders meeting, but if all the independent directors are all dismissed for any reason, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies. After the termination or cancellation of public company status, the foregoing in relation to the independent directors is no more applicable.	In the event that no election of new directors is effected after the expiration of the tenure of existing directors, the tenure of the existing directors may be extended until the time new directors have been elected and assumed their offices. If the directors are dismissed for any reason, resulting in there being less than five directors, an election of directors to fill the vacancies shall be held at the most recent shareholders meeting, but if the number of vacancies in the Board of Directors reaches one-third (1/3) or more of the total number of directors, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies, and the tenure of such successor directors shall be limited to the remaining tenure of the departing directors. If the independent directors are dismissed for any reason, resulting in there being less than the required minimum number of independent directors under the Securities and Exchange Act or these Articles, an election of directors to fill the vacancies shall be held at the most recent shareholders meeting, but if all the independent directors are all dismissed for any reason, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies.	Proposed amendments to this provision to meet the needs of business operations.

Article No.	After Amendment	Before Amendment	Explanation
Article 24

During the period when the Company is a public company in Taiwan, the documents and reports listed below shall be submitted to the Audit Committee for approval in accordance with Article 14-5 of the Securities and Exchange Act, and to the Board of Directors for approval, and then submitted to the annual shareholders’ meeting for approval. After the termination or cancellation of public company status, the Board of Directors shall prepare the documents and reports listed below and submit them to the supervisor for review and examination thirty days prior to the shareholders’ meeting.

(The content below will be omitted)

The documents and reports listed below shall be submitted to the Audit Committee for approval in accordance with Article 14-5 of the Securities and Exchange Act, and to the Board of Directors for approval, and then submitted to the annual shareholders’ meeting for approval.

(The content below will be omitted)

Proposed amendments to this provision to meet the needs of business operations.

Article 28	The Articles of Incorporation were first made and executed on September 30, 1997. The first amendment to the Articles of Incorporation (“Amendment”) was made on January 11, 2002. The second Amendment was made on April 15, 2002. The third Amendment was made on October 2, 2003. The fourth Amendment was made on January 15, 2004. The fifth Amendment was made on June 8, 2005. The sixth Amendment was made on June 22, 2006. The seventh Amendment was made on June 26, 2008. The eighth Amendment was made on March 20, 2009. The ninth Amendment was made on April 30, 2009. The tenth Amendment was made on June 18, 2010. The eleventh Amendment was made on June 17, 2011. The twelfth Amendment was made on June 26, 2012. The thirteenth Amendment was made on June 18, 2014. The fourteenth Amendment was made on June 23, 2015. The fifteenth Amendment was made on June 21, 2016. The sixteenth Amendment was made on June 26, 2018. The seventeenth Amendment was made on June 30, 2020. The eighteenth Amendment was made on August 20, 2021.	The Articles of Incorporation were first made and executed on September 30, 1997. The first amendment to the Articles of Incorporation (“Amendment”) was made on January 11, 2002. The second Amendment was made on April 15, 2002. The third Amendment was made on October 2, 2003. The fourth Amendment was made on January 15, 2004. The fifth Amendment was made on June 8, 2005. The sixth Amendment was made on June 22, 2006. The seventh Amendment was made on June 26, 2008. The eighth Amendment was made on March 20, 2009. The ninth Amendment was made on April 30, 2009. The tenth Amendment was made on June 18, 2010. The eleventh Amendment was made on June 17, 2011. The twelfth Amendment was made on June 26, 2012. The thirteenth Amendment was made on June 18, 2014. The fourteenth Amendment was made on June 23, 2015. The fifteenth Amendment was made on June 21, 2016. The sixteenth Amendment was made on June 26, 2018. The seventeenth Amendment was made on August 19, 2021	Added new dates of the latest amendment.

IX. Annexes

Annex 1

Taiwan Liposome Company, Ltd.

Rules of Procedure for Shareholders Meetings

Article 1

To establish a strong governance system and sound supervisory capabilities for this Corporation’s shareholders meetings, and to strengthen management capabilities, these Rules are adopted pursuant to Article 5 of the Corporate Governance Best-Practice Principles for TWSE/GTSM Listed Companies.

Article 2

The rules of procedures for this Corporation’s shareholders meetings, except as otherwise provided by law, regulation, or the articles of incorporation, shall be as provided in these Rules.

Article 3 Convening shareholders meetings and shareholders meeting notices

1.	Unless otherwise provided by law or regulation, this Corporation’s shareholders meetings shall be convened by the board of directors.

2.

This Corporation shall prepare electronic versions of the shareholders meeting notice and proxy forms, and the origins of and explanatory materials relating to all proposals, including proposals for ratification, matters for deliberation, or the election or dismissal of directors, and upload them to the Market Observation Post System (MOPS) before 30 days before the date of a regular shareholders meeting or before 15 days before the date of a special shareholders meeting. This Corporation shall prepare electronic versions of the shareholders meeting agenda and supplemental meeting materials and upload them to the MOPS before 21 days before the date of the regular shareholders meeting or before 15 days before the date of the special shareholders meeting. In addition, before 15 days before the date of the shareholders meeting, this Corporation shall also have prepared the shareholders meeting agenda and supplemental meeting materials and made them available for review by shareholders at any time. The meeting agenda and supplemental materials shall also be displayed at this Corporation and the professional shareholder services agent designated thereby as well as being distributed on-site at the meeting place. The reasons for convening a shareholders meeting shall be specified in the meeting notice and public announcement. With the consent of the addressee, the meeting notice may be given in electronic form.

3.

Election or dismissal of directors, amendments to the articles of incorporation, the dissolution, merger, or demerger of the corporation, or any matter under Article 185, paragraph 1 of the Company Act or Articles 26-1 and 43-6 of the Securities and Exchange Act, or Articles 56-1 and 60-2 of the Regulations Governing the Offering and Issuance of Securities by Securities Issuers shall be set out in the notice of the reasons for convening the shareholders meeting. None of the above matters may be raised by an extraordinary motion.

4.

A shareholder holding 1 percent or more of the total number of issued shares may submit to this Corporation a written proposal for discussion at a regular shareholders meeting. Such proposals, however, are limited to one item only, and no proposal containing more than one item will be included in the meeting agenda. In addition, when the circumstances of any subparagraph of Article 172-1, paragraph 4 of the Company Act apply to a proposal put forward by a shareholder, the board of directors may exclude it from the agenda.

5.

Prior to the book closure date before a regular shareholders meeting is held, this Corporation shall publicly announce that it will receive shareholder proposals, and the location and time period for their submission; the period for submission of shareholder proposals may not be less than 10 days.

6.

Shareholder-submitted proposals are limited to 300 words, and no proposal containing more than 300 words will be included in the meeting agenda. The shareholder making the proposal shall be present in person or by proxy at the regular shareholders meeting and take part in discussion of the proposal.

7.

Prior to the date for issuance of notice of a shareholders meeting, this Corporation shall inform the shareholders who submitted proposals of the proposal screening results, and shall list in the meeting notice the proposals that conform to the provisions of this article. At the shareholders meeting the board of directors shall explain the reasons for exclusion of any shareholder proposals not included in the agenda.

Article 4

1.	For each shareholders meeting, a shareholder may appoint a proxy to attend the meeting by providing the proxy form issued by this Corporation and stating the scope of the proxy’s authorization.

2.

A shareholder may issue only one proxy form and appoint only one proxy for any given shareholders meeting, and shall deliver the proxy form to this Corporation before 5 days before the date of the shareholders meeting. When duplicate proxy forms are delivered, the one received earliest shall prevail unless a declaration is made to cancel the previous proxy appointment.

3.

After a proxy form has been delivered to this Corporation, if the shareholder intends to attend the meeting in person or to exercise voting rights by correspondence or electronically, a written notice of proxy cancellation shall be submitted to this Corporation before 2 business days before the meeting date. If the cancellation notice is submitted after that time, votes cast at the meeting by the proxy shall prevail.

Article 5 Principles determining the time and place of a shareholders meeting

The venue for a shareholders meeting shall be the premises of this Corporation, or a place easily accessible to shareholders and suitable for a shareholders meeting. The meeting may begin no earlier than 9 a.m. and no later than 3 p.m. Full consideration shall be given to the opinions of the independent directors with respect to the place and time of the meeting.

Article 6 Preparation of documents such as the attendance book, meeting agenda, and annual report

1.

The Company shall furnish the attending shareholders or their proxies (collectively, “shareholders”), with an attendance book to sign, or attending shareholders may hand in a sign-in card in lieu of signing in before thirty (30) minutes of the commencement of the shareholders meeting. The entrance of the meeting shall have a clear sign and be assigned with sufficient personnel in charge.

2.

This Corporation shall furnish the attending shareholders or their proxies (collectively, “shareholders”), with an attendance book to sign, or attending shareholders may hand in a sign-in card in lieu of signing in.

3.

This Corporation shall furnish attending shareholders with the meeting agenda book, annual report, attendance card, speaker’s slips, voting slips, and other meeting materials. Where there is an election of directors, pre-printed ballots shall also be furnished.

4.

A shareholder shall attend a shareholders meeting on the basis of the attendance card, sign-in card, or other supporting document. This Corporation may not arbitrarily add requirements for other documents beyond those showing eligibility to attend presented by shareholders. Solicitors soliciting proxy forms shall also bring identification documents for verification. Solicitors soliciting proxy forms shall also bring identification documents for verification.

5.

When the government or a juristic person is a shareholder, it may be represented by more than one representative at a shareholders meeting. When a juristic person is appointed to attend as proxy, it may designate only one person to represent it in the meeting.

Article 7 The chair and non-voting participants of a shareholders meeting

1.

Unless otherwise provided in laws and bylaws, shareholders meeting shall be convened by board of directors. If a shareholders meeting is convened by a party with power to convene but other than the board of directors, the convening party shall chair the meeting. When there are two or more such convening parties, they shall mutually select a chair from among themselves.

2.

If a shareholders meeting is convened by board of directors, the chairman of the board chairs the meeting. In case of the chairman of board of directors is on leave or absent or cannot exercise his power and authority for any cause, the designation shall be adopted pursuant to Article 208 of Company Act.

3.

The managing director or director who takes the role of the designation of chairman shall be in his position in the Company more than six months and familiar with the Company’s business operation. The requirement applies to the chairman who is the legal representative of a legal entity.

4.

It is advisable that shareholders meetings convened by the board of directors be chaired by the chairperson of the board in person and be attended by a majority of the members of the board of directors in person, and at least one member of each functional committee on behalf of the committee. The attendance shall be recorded in the meeting minutes.

5.	This Corporation may appoint its attorneys, certified public accountants, or related persons retained by it to attend a shareholders meeting in a non-voting capacity.

Article 8 Documentation of a shareholders meeting by audio or video

1.	This Corporation shall record the proceedings of a shareholders meeting in their entirety in audio or video and retain the recording for at least 1 year.

2.	If, however, a shareholder files a lawsuit pursuant to Article 189 of the Company Act, the recording shall be retained until the conclusion of the litigation.

Article 9 Calculation on attendance based numbers of shares and meeting

1.

Attendance at shareholders meetings shall be calculated based on numbers of shares. The number of shares in attendance shall be calculated according to the shares indicated by the attendance book and sign-in cards handed in plus the number of shares whose voting rights are exercised by correspondence or electronically.

2.

The chair shall call the meeting to order at the appointed meeting time. However, when the attending shareholders do not represent a majority of the total number of issued shares, the chair may announce a postponement, provided that no more than two such postponements, for a combined total of no more than 1 hour, may be made. If the quorum is not met after two postponements and the attending shareholders still represent less than one third of the total number of issued shares, the chair shall declare the meeting adjourned.

3.

If the quorum is not met after two postponements as referred to in the preceding paragraph, but the attending shareholders represent one third or more of the total number of issued shares, a tentative resolution may be adopted pursuant to Article 175, paragraph 1 of the Company Act; all shareholders shall be notified of the tentative resolution and another shareholders meeting shall be convened within 1 month.

4.

When, prior to conclusion of the meeting, the attending shareholders represent a majority of the total number of issued shares, the chair may resubmit the tentative resolution for a vote by the shareholders meeting pursuant to Article 174 of the Company Act.

Article 10 Discussion of proposals

1.

If a shareholders meeting is convened by the board of directors, the meeting agenda shall be set by the board of directors. The meeting shall proceed in the order set by the agenda, which may not be changed without a resolution of the shareholders meeting.

2.	The provisions of the preceding paragraph apply mutatis mutandis to a shareholders meeting convened by a party with the power to convene that is not the board of directors.

3.

The chair may not declare the meeting adjourned prior to completion of deliberation on the meeting agenda of the preceding two paragraphs (including extraordinary motions), except by a resolution of the shareholders meeting.

4.

If the chair declares the meeting adjourned in violation of the rules of procedure, the other members of the board of directors shall promptly assist the attending shareholders in electing a new chair in accordance with statutory procedures, by agreement of a majority of the votes represented by the attending shareholders, and then continue the meeting.

5.

The chair shall allow ample opportunity during the meeting for explanation and discussion of proposals and of amendments or extraordinary motions put forward by the shareholders; when the chair is of the opinion that a proposal has been discussed sufficiently to put it to a vote, the chair may announce the discussion closed and call for a vote.

Article 11 Shareholder speech

1.

Before speaking, an attending shareholder must specify on a speaker’s slip the subject of the speech, his/her shareholder account number (or attendance card number), and account name. The order in which shareholders speak will be set by the chair.

2.

A shareholder in attendance who has submitted a speaker’s slip but does not actually speak shall be deemed to have not spoken. When the content of the speech does not correspond to the subject given on the speaker’s slip, the spoken content shall prevail.

3.

Except with the consent of the chair, a shareholder may not speak more than twice on the same proposal, and a single speech may not exceed 5 minutes. If the shareholder’s speech violates the rules or exceeds the scope of the agenda item, the chair may terminate the speech.

4.

When an attending shareholder is speaking, other shareholders may not speak or interrupt unless they have sought and obtained the consent of the chair and the shareholder that has the floor; the chair shall stop any violation.

5.	When a juristic person shareholder appoints two or more representatives to attend a shareholders meeting, only one of the representatives so appointed may speak on the same proposal.

6.	After an attending shareholder has spoken, the chair may respond in person or direct relevant personnel to respond.

Article 12 Calculation of voting shares and recusal system

1.	Voting at a shareholders meeting shall be calculated based the number of shares.

2.	With respect to resolutions of shareholders meetings, the number of shares held by a shareholder with no voting rights shall not be calculated as part of the total number of issued shares.

3.

When a shareholder is an interested party in relation to an agenda item, and there is the likelihood that such a relationship would prejudice the interests of this Corporation, that shareholder may not vote on that item, and may not exercise voting rights as proxy for any other shareholder.

4.	The number of shares for which voting rights may not be exercised under the preceding paragraph shall not be calculated as part of the voting rights represented by attending shareholders.

5.

With the exception of a trust enterprise or a shareholder services agent approved by the competent securities authority, when one person is concurrently appointed as proxy by two or more shareholders, the voting rights represented by that proxy may not exceed 3 percent of the voting rights represented by the total number of issued shares. If that percentage is exceeded, the voting rights in excess of that percentage shall not be included in the calculation.

Article 13 Vote for proposals, vote monitoring, and vote counting

1.	A shareholder shall be entitled to one vote for each share held, except when the shares are restricted shares or are deemed non-voting shares under Article 179, paragraph 2 of the Company Act.

2.

When this Corporation holds a shareholders meeting, it may allow the shareholders to exercise voting rights by correspondence or electronic means. When voting rights are exercised by correspondence or electronic means, the method of exercise shall be specified in the shareholders meeting notice. A shareholder exercising voting rights by correspondence or electronic means will be deemed to have attended the meeting in person, but to have waived his/her rights with respect to the extraordinary motions and amendments to original proposals of that meeting.

3.

A shareholder intending to exercise voting rights by correspondence or electronic means under the preceding paragraph shall deliver a written declaration of intent to this Corporation before 2 days before the date of the shareholders meeting. When duplicate declarations of intent are delivered, the one received earliest shall prevail, except when a declaration is made to cancel the earlier declaration of intent.

4.

After a shareholder has exercised voting rights by correspondence or electronic means, in the event the shareholder intends to attend the shareholders meeting in person, a written declaration of intent to retract the voting rights already exercised under the preceding paragraph shall be made known to this Corporation, by the same means by which the voting rights were exercised, before 2 business days before the date of the shareholders meeting. If the notice of retraction is submitted after that time, the voting rights already exercised by correspondence or electronic means shall prevail. When a shareholder has exercised voting rights both by correspondence or electronic means and by appointing a proxy to attend a shareholders meeting, the voting rights exercised by the proxy in the meeting shall prevail.

5.

Except as otherwise provided in the Company Act and in this Corporation’s articles of incorporation, the passage of a proposal shall require an affirmative vote of a majority of the voting rights represented by the attending shareholders. At the time of a vote, for each proposal, the chair or a person designated by the chair shall first announce the total number of voting rights represented by the attending shareholders, followed by a poll of the shareholders. After the conclusion of the meeting, on the same day it is held, the results for each proposal, based on the numbers of votes for and against and the number of abstentions, shall be entered into the MOPS.

6.

The proposal is deemed as passage when the chairman requests opinions from all attending shareholders without disagreement. The power of passage is the same as the voting proposed by previous order. If any disagreement from any attending shareholder, the proposal shall be resolved by vote.

7.

When there is an amendment or an alternative to a proposal, the chair shall present the amended or alternative proposal together with the original proposal and decide the order in which they will be put to a vote. When any one among them is passed, the other proposals will then be deemed rejected, and no further voting shall be required.

8.

Vote monitoring and counting personnel for the voting on a proposal shall be appointed by the chair, provided that all monitoring personnel shall be shareholders of this Corporation. Vote counting shall be conducted in public at the place of the shareholders meeting, and voting results shall be reported on-site immediately and recorded in writing.

9.

Vote counting of resolutions of shareholders meetings or elections shall be conducted in public at the place of the shareholders meeting, and voting results shall be reported on-site immediately and recorded in writing.

Article 14 Elections

1.

The election of directors at a shareholders meeting shall be held in accordance with the applicable election and appointment rules adopted by this Corporation, and the voting results of directors, and the poll of shareholders shall be announced on-site immediately.

2.

The ballots for the election referred to in the preceding paragraph shall be sealed with the signatures of the monitoring personnel and kept in proper custody for at least 1 year. If, however, a shareholder files a lawsuit pursuant to Article 189 of the Company Act, the ballots shall be retained until the conclusion of the litigation.

Article 15

1.

Matters relating to the resolutions of a shareholders meeting shall be recorded in the meeting minutes. The meeting minutes shall be signed or sealed by the chair of the meeting and a copy distributed to each shareholder within 20 days after the conclusion of the meeting. The meeting minutes may be produced and distributed in electronic form.

2.	This Corporation may distribute the meeting minutes of the preceding paragraph by means of a public announcement made through the MOPS.

3.

The meeting minutes shall accurately record the year, month, day, and place of the meeting, the chair’s full name, the methods by which resolutions were adopted, and a summary of the deliberations and their results, and shall be retained for the duration of the existence of this Corporation.

Article 16 Public disclosure

1.

On the day of a shareholders meeting, this Corporation shall compile in the prescribed format a statistical statement of the number of shares obtained by solicitors through solicitation and the number of shares represented by proxies, and shall make an express disclosure of the same at the place of the shareholders meeting.

2.

If matters put to a resolution at a shareholders meeting constitute material information under applicable laws or regulations or under Taiwan Stock Exchange Corporation (or GreTai Securities Market) regulations, this Corporation shall upload the content of such resolution to the MOPS within the prescribed time period.

Article 17 Maintaining order at the meeting place

1.	Staff handling administrative affairs of a shareholders meeting shall wear identification cards or arm bands.

2.

The chair may direct the proctors or security personnel to help maintain order at the meeting place. When proctors or security personnel help maintain order at the meeting place, they shall wear an identification card or armband.

3.

At the place of a shareholders meeting, if a shareholder attempts to speak through any device other than the public address equipment set up by this Corporation, the chair may prevent the shareholder from so doing.

4.

When a shareholder violates the rules of procedure and defies the chair’s correction, obstructing the proceedings and refusing to heed calls to stop, the chair may direct the proctors or security personnel to escort the shareholder from the meeting.

Article 18 Recess and resumption of a shareholders meeting

1.

When a meeting is in progress, the chair may announce a break based on time considerations. If a force majeure event occurs, the chair may rule the meeting temporarily suspended and announce a time when, in view of the circumstances, the meeting will be resumed.

2.

If the meeting venue is no longer available for continued use and not all of the items (including extraordinary motions) on the meeting agenda have been addressed, the shareholders meeting may adopt a resolution to resume the meeting at another venue.

3.	A resolution may be adopted at a shareholders meeting to defer or resume the meeting within 5 days in accordance with Article 182 of the Company Act.

Article 19

These Rules, and any amendments hereto, shall be implemented after adoption by shareholders meetings.

Annex 2

Taiwan Liposome Company, Ltd.

Articles of Incorporation

Chapter I General Provisions

Article 1	The Company shall be named Taiwan Liposome Company, Ltd. (the “Company”) and incorporated as a company limited by shares in accordance with the Company Act.

Article 2	The Company shall engage in the businesses below:

	(1)	F108021 Wholesale of Drugs and Medicines

	(2)	F107070 Wholesale of Animal Medicines

	(3)	F107080 Wholesale of Environmental Medicines

	(4)	F108031 Wholesale of Medical Equipment

	(5)	F208021 Retail Sale of Drugs and Medicines

	(6)	F207070 Retail Sale of Animal Medicines

	(7)	F207080 Retail Sale of Environmental Medicines

	(8)	F208031 Retail Sale of Medical Equipment

	(9)	F401010 International Trade

	(10)	F203010 Retail Sale of Food and Groceries and Beverages

	(11)	C802041 Drug and Medicine Manufacturing

	(12)	C802060 Animal Use Medicine Manufacturing

	(13)	C802080 Pesticides Manufacturing

	(14)	C802100 Cosmetics Manufacturing

	(15)	CF01011 Medical Materials and Equipment Manufacturing

	(16)	F601010 Intellectual Property Business

	(17)	I103060 Management Consulting Services

	(18)	IC01010 Pharmaceuticals Examining Services

	(19)	IG01010 Biotechnology Services

	(20)	ZZ99999 All other businesses that are not prohibited or restricted by laws, except those requiring a special permit.

Article 3	The Company’s head office shall be located in the city of Taipei. The board of directors of the Company (“Board of Directors”) may decide to establish branch offices and/or subsidiaries in or outside the Republic of China.

Article 4	Public announcement of the Company shall be made in accordance with Article28 of the Company Act and other regulations promulgated by the competent security exchange authority.

Article 5	The Company may invest in other business for its business needs, and it is not subject to the restriction stipulated in Article 13 of the Company Act that the total amount of its reinvestment shall not exceed forty (40) percent of the amount of its paid-in capital and shall be handled in accordance with the “Procedures for Acquisition or Disposal of Assets”.

Article 6	The Company may provide endorsements and guarantees for others, subject to the “Procedures Regarding the Making of Endorsements/Guarantees” of the Company

Chapter II Shares

Article 7	The Company’s total authorized capital is NT$2,000,000,000, divided into 200,000,000 shares, at a par value of NT$10 per share. The Board of Directors shall be hereby authorized to issue the capital shares in installments as it deems necessary.

An amount of NT$200,000,000 within the authorized capital, divided into 20,000,000 shares, at a par value of NT$10 per share, shall be reserved for the issuance of shares upon exercise of stock options, restricted share units to be issued to employees, warrants attached to preferred shares, and/or warrants attached to company bonds. The Board of Directors may resolve to issue the aforementioned shares in installments.

The term “employee” used in respect of (1) any transfer of treasure shares to employees, (2) entering into stock option agreements with employees, (3) employees’ preemptive right to subscribe for 10% to 15% of new shares proposed to be issued by the Company, or (4) issuance of restricted new shares to employee, shall include the employees of the company that controls or that is controlled by the Company that meets the necessary requirements.

Any issuance of employee stock options where the exercise price for such options is lower than the closing price of the common shares of the Company as of the issuance date shall be approved by shareholders representing two-thirds or more of the total number of shares of the Company present at a shareholders’ meeting which is attended by shareholders representing at least a majority of the outstanding shares of the Company.

Any transfer of shares to employees where the transfer price is lower than the average price of all actual prior re-purchases of shares shall have been approved at the most recent shareholders’ meeting by shareholders representing two-thirds or more of the total number of shares of the Company present at the shareholders’ meeting, which must be attended by shareholders representing at least a majority of the outstanding shares of the Company.

Article 7-1	(deleted)

Article 8	The Company’s share certificates shall bear the shareholder’s names, be serially numbered, and be signed or have chops affixed to them by the director representing the Company, and then be certified by the competent authority or an issuance registration agent authorized by the competent authority before the share certificates can be issued. For further share issuance, the Company may elect not to print any share certificates, provided that the Company shall appoint a centralized securities depositary institution to handle matters regarding the deposit of the shares.

Article 9	Other matters relating to stocks shall be dealt in accordance with the “Guidelines for Handling of Stock Affairs by Public Companies” promulgated by the competent authority.

Article 10	No transfer of shares of the Company may be recorded in the shareholders’ register within 60 days before a regular shareholders’ meeting; within 30 days before an extraordinary shareholders’ meeting; or within 5 days before the record date of the distribution of dividends, bonuses, or other benefits, as decided by the Company.

Chapter III Shareholders’ Meetings

Article 11	The Company shall have regular and extraordinary shareholders’ meetings. Regular shareholders’ meetings shall be called at least once in a year by the Board of Directors within six months after the close of each fiscal year in accordance with the applicable laws. Extraordinary meetings may be called as necessary in accordance with the applicable laws.

Article 12	Except for shares without voting power and/or those restricted from voting, as provided in Article 179 of the Company Law, each shareholder of the Company shall be entitled to one vote for each share held by such shareholder.

Article 13	When a shareholder is unable to attend a shareholders’ meeting, such shareholder may appoint a proxy agent to attend the meeting by using the proxy form printed by the Company, and such shareholder shall state the scope of authorization covered by the proxy. Subject to Article 177 of the Company Act, other matters in relation to shareholder proxies shall be handled in accordance with the “Regulations Governing the Use of Proxies for Attendance at Shareholder Meetings of Public Companies” promulgated by the competent authority.

Article 14	Unless otherwise required by the Company Act, resolutions at a shareholders’ meeting shall be adopted by a majority vote (more than 50%) of the shares represented by shareholders present at a shareholders meeting which is attended by shareholders representing 50% or more of the total number of shares of the Company that are issued and outstanding.

Article 15	Unless otherwise required by the Company Act, resolutions adopted at a shareholders’ meeting shall be recorded in the minutes of the proceedings, which shall be signed or have a personal chop affixed to them by the chairman of the meeting. The minutes shall be either sent to each shareholder or made public by the Company within 20 days after the meeting.

Article 15-1	Should the Company decide to withdraw its public status registration, a shareholder meeting approval is required. This Article 15-1 shall not be amended during a time when the stock of the Company is listed on the Emerging Market, the Taipei Exchange, or the Taiwan Stock Exchange.

Chapter IV Directors and Audit Committee

Article 16	The Company shall have 7 to 11 directors, each of whom has a three-year term of office. The choice of members of the Board of Directors shall take into account the need for diversification, the need for a variety of professional backgrounds, the possession of the necessary knowledge, skill and experience to perform the duties of a director, and gender equality. The Company has adopted a candidate nomination mechanism for the election of directors, and shareholders shall elect the directors from among the nominees listed in the roster of director candidates. Directors of the Company may be re-elected consecutively. The Company may procure liability insurance for the directors to cover their legal liabilities arising out of their performance of duties during their tenure and may, pursuant to the practices prevailing in the United States listed companies, enter into indemnity agreements with the directors and managerial officers to indemnify them for the damages and losses incurred by them.

To be in compliance with the Securities and Exchange Act, among the aforementioned directors, at least 3 seats shall be reserved for independent directors, and the number of independent directors shall be more than one- fifth (1/5) of the total number of directors. Any matters regarding independent directors shall be handled in accordance with relevant regulations promulgated by the competent authority.

The total number of nominal shares of the Company’s stock held by the directors shall be in compliance with the “Rules and Review Procedures for Director and Supervisor Share Ownership Ratios at Public Companies” promulgated by the competent authority.

Article 16-1

The Company shall establish an Audit Committee pursuant to Article 14-4 of the Securities and Exchange Act, and starting from the date of establishment, the supervisors shall be replaced by the Audit Committee, and the functions of supervisors under the Securities and Exchange Act and any other laws and regulations shall be performed by the Audit Committee.

The Audit Committee shall be composed of all independent directors, one of which shall be the convener. The number of members, the term, duties and meeting rules shall be set forth in the Audit Committee Charter.

Article 17	In the event that no election of new directors is effected after the expiration of the tenure of existing directors, the tenure of the existing directors may be extended until the time new directors have been elected and assumed their offices. If the directors are dismissed for any reason, resulting in there being less than five directors, an election of directors to fill the vacancies shall be held at the most recent shareholders meeting, but if the number of vacancies in the Board of Directors reaches one-third (1/3) or more of the total number of directors, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies, and the tenure of such successor directors shall be limited to the remaining tenure of the departing directors. If the independent directors are dismissed for any reason, resulting in there being less than the required minimum number of independent directors under the Securities and Exchange Act or these Articles, an election of directors to fill the vacancies shall be held at the most recent shareholders meeting, but if all the independent directors are all dismissed for any reason, an extraordinary shareholders meeting shall be called within sixty days after the date of occurrence to elect successor directors to fill the vacancies.

Article 18	The Board of Directors shall be composed of directors. The chairman of the Board of Directors (“Chairman”) shall be elected from among the directors by a majority vote of the directors present at a meeting attended by at least two-thirds (2/3) of all directors. The Chairman shall be the Company’s representative in all matters involving a third party.

Article 19	The Chairman shall preside over meetings of the Board of Directors. If the Chairman is on leave or if, for any cause, the Chairman is unable to perform the duties of the Chairman, then the Chairman shall designate another director as the acting Chairman. Absent such a designation, directors of the Company shall elect one from among themselves as the acting Chairman. A director shall attend meetings of the Board of Directors in person. In the event that a director is unable to attend the meeting in person, such director may make another director his proxy to attend the meeting on such director’s behalf. A proxy shall not accept the appointment of more than one director.

The delivery of the meeting notice shall be made pursuant to Article 204 of the Company Act, and can be made in writing, by email, or by fax.

Meetings of the Board of Directors may be convened by means of the video conference. A director who joins the meeting by video conference shall be deemed to have attended the meeting in person.

Article 20	Except for matters which shall be effected by resolution of the shareholders at a meeting as required by the Company Act or the Articles of Incorporation, all business guidelines and important matters of the Company shall be decided by the resolution of the Board of Directors. Except as otherwise provided in the Company Act, resolutions at meetings of the Board of Directors shall be adopted by a majority vote at a meeting which is attended by a majority of directors.

Article 21	(deleted)

Article 22	The Board of Directors is authorized to determine the remuneration to directors based on their level of participation in the operations of the Company and their individual contributions to the Company, taking into account industry standards as a reference. The Company may pay independent directors with a remuneration that is different from that of ordinary directors, provided that the remuneration shall be reasonable.

Chapter V Manager

Article 23	The Company may have several managers, and their appointment, dismissal, and remuneration shall be handled in compliance with Article 29 of the Company Act.

The Company shall have one chief executive officer, the appointment and dismissal of whom shall be resolved by a majority vote of the directors at a meeting of the Board of Directors attended by more than half (1/2) of the directors.

Chapter VI Accounting

Article 24	The documents and reports listed below shall be submitted to the Audit Committee for approval in accordance with Article 14-5 of the Securities and Exchange Act, and to the Board of Directors for approval.

(1) report on operations;

(2) financial statements; and

(3) proposals on the distribution of profits or covering of losses.

Where a distribution of profits pursuant to the preceding paragraph is made by offering new shares, Articles 228-1 and 240 shall be applicable; where the distribution of profits is made by cash, the Board of Directors is authorized to decide such matters by a resolution approved by a majority of Directors present at a Board meeting attended by two-thirds or more of the Directors, and then report such matters to the shareholders’ meeting.

Article 25	If the Company has profits at the end of the year, two percent (2%) to eight percent (8%) of the profits shall be distributed to employees and no more than two percent (2%) of the profits shall be distributed to the directors, as their respective remuneration. However, in the event that the Company still has accumulated losses, an amount shall be reserved to make up accumulated losses before distribution may be made.

The employees of a company that controls the Company or that is controlled by the Company shall be entitled to receive a portion of the distribution of profits specified in the preceding paragraph if they meet the necessary requirements.

Article 25-1	If the Company’s concluded financial report shows profits, they shall be distributed in the order below:

(1) to pay taxes and levies as required by the relevant laws;

(2) to make up any prior year’s losses;

(3) to set aside ten percent (10%) as the statutory surplus reserve, unless the accumulated surplus reserve is equal to or greater than the paid-in capital of the Company;

(4) to appropriate or reverse any special surplus reserve, if necessary, in accordance with the relevant laws;

(5) with respect to the remainder of the profits, after adding the previously undistributed profits and making adjustments to the current undistributed profits, the Board of Directors shall prepare the shareholders dividends plan and submit it to the shareholders’ meeting for the shareholders’ approval. Where the distribution of profits pursuant to the preceding sentence is to be made by cash, the Board is authorized to decide such matters by a majority of Directors present at a Board meeting attended by two-thirds or more of the Directors, and then submitted to a shareholders’ meeting for reporting.

Given the business environment and development stage that the Company is in and in light of the expansion of the Company in line with its business, the Company’s future capital expenditures and need for funds shall be taken into account when contemplating profit distribution; hence, as a principal, cash dividends shall be no lower than ten percent (10%) of the total dividends.

Chapter VII Supplementary Provisions

Article 26	The Company’s organizational rules and rules for the implementation of these Articles of Incorporation shall be set by the Board of Directors separately.

Article 27	The Company Act and other applicable laws shall be referred to for matters not covered in these Articles of Incorporation.

Article 28	The Articles of Incorporation were first made and executed on September 30, 1997. The first amendment to the Articles of Incorporation (“Amendment”) was made on January 11, 2002. The second Amendment was made on April 15, 2002. The third Amendment was made on October 2, 2003. The fourth Amendment was made on January 15, 2004. The fifth Amendment was made on June 8, 2005. The sixth Amendment was made on June 22, 2006. The seventh Amendment was made on June 26, 2008. The eighth Amendment was made on March 20, 2009. The ninth Amendment was made on April 30, 2009. The tenth Amendment was made on June 18, 2010. The eleventh Amendment was made on June 17, 2011. The twelfth Amendment was made on June 26, 2012. The thirteenth Amendment was made on June 18, 2014. The fourteenth Amendment was made on June 23, 2015. The fifteenth Amendment was made on June 21, 2016. The sixteen Amendment was made on June 26, 2018. The seventeenth Amendment was made on August 19, 2021.

Taiwan Liposome Company, Ltd.

Chairman: Keelung Hong

Annex 3

Taiwan Liposome Company, Ltd.

Shareholdings of All Directors

1.	As of the commencement date of the book closure period for this general meeting held on August 20, 2021, the total number of issued and outstanding shares of the Company is 84,154,934.

2.

The independent directors of the Company constitute more than one-half of the total number of directors, and in accordance with the law regarding establishment of an audit committee, the provisions on the minimum percentage requirements for the shareholding of all directors in paragraphs 1 and 2 shall not apply.

3.	The shareholding status of each individual director as of the commencement date of the book closure period for this general meeting is listed below.

Record date (Book-closure date) : July 22, 2021

Title	Name	Current Shareholding		Note
		Shares	%
Chairman	Keelung Hong	1,854,453	2.20%
Director	Moun-Rong Lin	1,359,327	1.62%
Director	Chang Shyang Enterprise Co., Ltd.	653,269	0.78%
Independent Director	Ke-Yi Liu ( Beatrice Liu)	0	0.00%
Independent Director	May Kang	0	0.00%
Independent Director	Shieh-Shung Tom Chen	769,326	0.91%
Independent Director	Horng-Dar Lin	0	0.00%
Total		4,636,375	5.51%